Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among:

MIRATI THERAPEUTICS, INC.,

a Delaware corporation;

BRISTOL-MYERS SQUIBB COMPANY,

a Delaware corporation; and

VINEYARD MERGER SUB INC.,

a Delaware corporation

Dated as of October 8, 2023

Table of Contents

	Section 1

	MERGER TRANSACTION

1.1	Merger of Merger Sub into the Company	3
1.2	Effect of the Merger	3
1.3	Closing; Effective Time	3
1.4	Certificate of Incorporation and Bylaws; Directors and Officers	4
1.5	Conversion of Shares	4
1.6	Surrender of Certificates; Stock Transfer Books	5
1.7	Dissenters’ Rights	8
1.8	Treatment of Company Equity Awards	8
1.9	Effect on Company Warrants	10
1.10	Further Action	10

	Section 2

	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

2.1	Due Organization; Subsidiaries, Etc	11
2.2	Certificate of Incorporation and Bylaws	11
2.3	Capitalization, Etc	11
2.4	SEC Filings; Financial Statements	14
2.5	Absence of Changes; No Material Adverse Effect	16
2.6	Title to Assets	16
2.7	Real Property	16
2.8	Intellectual Property	17
2.9	Data Protection; Company Systems	18
2.10	Contracts	19
2.11	Liabilities	22
2.12	Compliance with Legal Requirements	23
2.13	Regulatory Matters	23
2.14	Certain Business Practices	25
2.15	Governmental Authorizations	25
2.16	Tax Matters	25
2.17	Employee Matters	27
2.18	Benefit Plans	28
2.19	Environmental Matters	30
2.20	Insurance	31
2.21	Legal Proceedings; Orders	31
2.22	Authority; Binding Nature of Agreement	31
2.23	Takeover Laws	32

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2.24	Non-Contravention; Consents	32
2.25	Opinion of Financial Advisors	33
2.26	Brokers and Other Advisors	33
2.27	Acknowledgments by the Company	33

	Section 3

	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

3.1	Due Organization	34
3.2	Merger Sub	34
3.3	Authority; Binding Nature of Agreement	34
3.4	Non-Contravention; Consents	35
3.5	Disclosure	35
3.6	Absence of Litigation	36
3.7	Funds	36
3.8	Ownership of Shares	36
3.9	Acknowledgement by Parent and Merger Sub	36
3.10	Brokers and Other Advisors	37

	Section 4

	CERTAIN COVENANTS OF THE COMPANY

4.1	Access and Investigation	37
4.2	Operation of the Acquired Corporations’ Business	38
4.3	No Solicitation	42
4.4	Preparation of Merger Proxy Statement; Stockholder Meeting	45

	Section 5

	ADDITIONAL COVENANTS OF THE PARTIES

5.1	Company Board Recommendation	47
5.2	Notices, Filings, Consents and Approvals	49
5.3	Employee Benefits	51
5.4	ESPP	53
5.5	Indemnification of Officers and Directors	54
5.6	Stockholder Litigation	55
5.7	Additional Agreements	56
5.8	Disclosure	56
5.9	Takeover Laws	57
5.10	CVR Agreement	57
5.11	Section 16 Matters	57
5.12	Stock Exchange Delisting; Deregistration	57

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	Section 6

	CONDITIONS PRECEDENT TO THE MERGER

6.1	Conditions to Each Party’s Obligations to Effect the Merger	57
6.2	Conditions to Obligation of Parent and Merger Sub to Effect the Merger	58
6.3	Conditions to Obligations of the Company to Effect the Merger	59

	Section 7

	TERMINATION

7.1	Termination	60
7.2	Effect of Termination	61
7.3	Expenses; Termination Fees	62

	Section 8

	MISCELLANEOUS PROVISIONS

8.1	Amendment	64
8.2	Waiver	64
8.3	No Survival of Representations and Warranties	65
8.4	Entire Agreement; Counterparts	65
8.5	Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies	65
8.6	Assignability	66
8.7	No Third Party Beneficiaries	66
8.8	Transfer Taxes	67
8.9	Notices	67
8.10	Severability	68
8.11	Obligation of Parent	68
8.12	Construction	69

Exhibits

Exhibit A	Certain Definitions

Exhibit B	Form of CVR Agreement

Annexes

Annex I	Form of Certificate of Incorporation of the Surviving Corporation

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of October 8, 2023, by and among: Bristol-Myers Squibb Company, a Delaware corporation (“Parent”); Vineyard Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); and Mirati Therapeutics, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

INTRODUCTION

Parent desires to acquire the Company through a merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger (the “Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement, whereby (i) each issued and outstanding share of Company Common Stock (the “Shares”) as of the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive (A) $58.00 per Share, in cash, without interest (the “Closing Consideration”) and (B) one (1) contingent value right (a “CVR”), which shall represent the right to receive the Milestone Payment (as such term is defined in the CVR Agreement) subject to the terms and conditions set forth in the CVR Agreement (the consideration contemplated by (A) and (B), together, the “Merger Consideration”), and subject to any withholding of Taxes, and (ii) the Company shall become a wholly owned Subsidiary of Parent as a result of the Merger.

The board of directors of the Company (the “Board of Directors”) has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interest of, the Company and its stockholders, (ii) declared it advisable to enter into this Agreement, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger, (iv) resolved that the Merger shall be governed by Section 251(c) of the DGCL, upon the terms and subject to the conditions set forth in this Agreement, and (v) resolved to recommend that the stockholders of the Company adopt this Agreement at any meeting of the Company’s stockholders held for such purpose and any adjournment or postponement thereof (the preceding clauses (i), (ii) and (v), collectively, the “Company Board Recommendation”), in each case, on the terms and subject to the conditions of this Agreement.

The board of directors of each of Parent and Merger Sub have approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement.

Prior to the execution and delivery of this Agreement, and as a condition to the willingness of Parent to enter into this Agreement, certain stockholders of the Company have entered into a voting and support agreement (the “Voting Agreement”) in connection with the Merger.

At or immediately prior to the Effective Time, Parent and a trustee selected by Parent and reasonably acceptable to the Company (the “Rights Agent”) will enter into a Contingent Value Rights Agreement, in the form attached hereto as Exhibit B (subject to changes permitted by Section 5.10) (the “CVR Agreement”).

AGREEMENT

The Parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1

MERGER TRANSACTION

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(c) of the DGCL, at the Effective Time, the Company and Parent shall consummate the Merger, whereby Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company will continue as the Surviving Corporation.

1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.3 Closing; Effective Time.

(a) Unless this Agreement shall have been terminated pursuant to Section 7.1, and unless otherwise mutually agreed in writing among the Company, Parent and Merger Sub, the consummation of the Merger (the “Closing”) shall take place via the electronic exchange of documents and signatures by the Parties as soon as practicable (and in no event later than three (3) business days) following the satisfaction or, to the extent permitted by applicable Legal Requirements, waiver by the Party or Parties entitled to the benefits thereof of the conditions set forth in Section 6 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, waiver of such conditions at the Closing); provided, that if any of the conditions set forth in Section 6 are not satisfied or, to the extent permitted by applicable Legal Requirements, waived on such third (3rd) business day, then the Closing shall take place on the first (1st) business day thereafter on which all such conditions shall have been satisfied or, to the extent permitted by applicable Legal Requirements, waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

(b) Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company and Merger Sub shall file or cause to be filed a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger, in such form reasonably agreed upon between the Parties and as required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL, and the Parties shall take all such further actions as may be required by applicable Legal Requirements to make the Merger effective. The Merger shall become effective upon the date and time of the filing of that certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the Parties and specified in the certificate of merger (such date and time the Merger is effective, the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers.

(a) As of the Effective Time, the certificate of incorporation of the Company shall by virtue of the Merger and without any further action, be amended and restated to read in its entirety as set forth on Annex I and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirements, subject to Section 5.5(a).

(b) As of the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable Legal Requirements, subject to Section 5.5(a), except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation.

(c) As of the Effective Time, the directors of the Surviving Corporation shall be the respective individuals who served as the directors of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

(d) As of the Effective Time, the officers of the Surviving Corporation shall be the officers of the Company as of immediately prior to the Effective Time, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) any Shares held immediately prior to the Effective Time by the Company (or held in the Company’s treasury) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any Shares held immediately prior to the Effective Time by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent or Merger Sub shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) any Shares held immediately prior to the Effective Time by any wholly owned Subsidiary of the Company shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary shall own the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time (such Shares together with the Shares described in the preceding clauses (i) and (ii), the “Excluded Shares”);

(iv) except as provided in clauses (i), (ii) and (iii) above and subject to Section 1.5(b), each Share outstanding immediately prior to the Effective Time (other than any Dissenting Shares, which shall have only those rights set forth in Section 1.7) shall be converted into the right to receive the Merger Consideration, without any interest thereon and subject to any withholding of Taxes in accordance with Section 1.6(e); and

(v) each share of the common stock of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation.

From and after the Effective Time, subject to this Section 1.5(a), all Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Shares (other than Dissenting Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Shares in accordance with Section 1.6, or, in the case of Dissenting Shares, the rights set forth in Section 1.7.

(b) If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted.

1.6 Surrender of Certificates; Stock Transfer Books.

(a) Prior to the Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Shares and Company Warrants to receive the aggregate Merger Consideration to which holders of such Shares and Company Warrants shall become entitled pursuant to Section 1.5 and Section 1.9, respectively. Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash sufficient to pay the aggregate Closing Consideration as and when payable pursuant to Section 1.5 and Section 1.9 (the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to pay the aggregate Closing Consideration in the Merger; provided that any interest or other income resulting from investment of the Payment Fund that results in an amount being held in the Payment Fund that is greater than the amount payable pursuant to this Section 1.6 shall be promptly returned to Parent. The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided that (i) no such investment or losses thereon shall relieve Parent from making the payments required by Section 1.5 and Section 1.9 and (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement. To the extent Parent becomes aware that (x) there are any losses with respect to any such investments or (y) the Payment Fund has diminished for any reason below the level required for the Paying Agent to make prompt cash payment pursuant to Section 1.5, Parent or the Surviving Corporation shall promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is, at all times during the duration of the Payment Fund, maintained at a level sufficient for the Paying Agent to promptly make such payments pursuant to Section 1.5 and Section 1.9. For the avoidance of doubt, Parent shall not be required to deposit any funds related to any CVR with the Rights Agent unless and until such deposit is required pursuant to the CVR Agreement.

(b) Promptly after the Effective Time (but in no event later than three (3) business days thereafter), the Surviving Corporation shall cause to be delivered to each Person who was, at the Effective Time, a holder of record of (i) Shares represented by a certificate evidencing such Shares (“Certificated Shares”) or (ii) Book-Entry Shares, who, in each case (i) and (ii) was entitled to receive the Merger Consideration pursuant to Section 1.5, (A) a form of letter of transmittal, which shall be in reasonable and customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificated Shares shall pass, only upon proper delivery of the certificates evidencing such Certificated Shares (the “Certificates”) (or affidavits of loss in lieu thereof in accordance with Section 1.6(f), if applicable) to the Paying Agent, or a customary agent’s message with respect to Book-Entry Shares, and (B) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration issuable and payable in respect of such Shares pursuant to Section 1.5. Upon surrender to the Paying Agent of Certificates (or affidavits of loss in lieu thereof in accordance with Section 1.6(f), if applicable) or Book-Entry Shares, together with such letter of transmittal in the case of Certificates, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to the instructions, the holder of such Certificated Shares or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each Certificated Share or Book-Entry Share, and such Certificates and Book-Entry Shares shall then be cancelled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the Certificated Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of the Surviving Corporation that such transfer or other Taxes either have been paid or are not applicable. None of Parent, Merger Sub or the Surviving Corporation shall have any liability for the transfer and other similar Taxes described in this Section 1.6(b) under any circumstance. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 1.6, each Certificated Share and Book-Entry Share (in each case, other than Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by Section 1.5.

(c) At any time following twelve (12) months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (with respect to the aggregate Merger Consideration to which holders of Shares or Company Warrants shall become entitled pursuant to Section 1.5 and Section 1.9, respectively) which had been made available to the Paying Agent and not disbursed to holders of Certificated Shares, Book-Entry Shares or Company Warrants (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Legal Requirements) only as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of the Certificates, Book-Entry Shares or Company Warrants held by them, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Certificated Shares, Book-Entry Shares or Company Warrants for the Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar Legal Requirements. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Legal Requirements, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(d) At the close of business on the day of the Effective Time, the stock transfer books of the Company with respect to the Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Legal Requirements. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(e) Each of the Company, the Surviving Corporation, Parent, Merger Sub, the Paying Agent, the Rights Agent and their Affiliates, shall be entitled to deduct and withhold (or cause the Paying Agent or the Rights Agent to deduct and withhold) from the Merger Consideration payable to any holder of the Shares or any holder of Company Options, Company RSUs, Company Warrants or any other consideration otherwise payable pursuant to this Agreement or the CVR Agreement such amounts as it is required by any Legal Requirement to deduct and withhold with respect to Taxes. Each such withholding agent shall use commercially reasonable efforts to reduce or eliminate any such withholding by requesting any necessary Tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any similar information. Each such withholding agent shall use reasonable best efforts to take all action that may be necessary to ensure that any such amounts so withheld are properly remitted to the appropriate Governmental Body. To the extent that amounts are so withheld and properly remitted to the appropriate Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement or the CVR Agreement as having been paid to the holder of the Shares, holder of Company Options, Company RSUs, Company Warrants or other recipient of consideration hereunder in respect of which such deduction and withholding was made.

(f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of the Certificated Shares formerly represented by that Certificate, or by a representative of that holder, claiming that Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by that holder of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate (which amount shall not exceed the Merger Consideration payable with respect to such Certificated Shares), the Paying Agent will pay (less any amounts entitled to be deducted or withheld pursuant to Section 1.6(e)), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Certificated Shares formerly represented by such Certificate, as contemplated by this Section 1.

1.7 Dissenters’ Rights. Notwithstanding anything to the contrary in this Agreement, any Shares outstanding immediately prior to the Effective Time which are held by holders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, but shall, by virtue of the Merger, be automatically cancelled and no longer outstanding, shall cease to exist and shall be entitled to only such consideration as shall be determined pursuant to Section 262 of the DGCL; provided that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal and payment under the DGCL, such holder’s Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 1.6(e)), and such Shares shall no longer be deemed to be Dissenting Shares. The Company shall give prompt notice to Parent and Merger Sub of any demands received by the Company for appraisal of any Dissenting Shares, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL, in each case prior to the Effective Time. Parent and Merger Sub shall have the right to direct and participate in all negotiations and proceedings with respect to such demands, and the Company shall not, without the prior written consent of Parent and Merger Sub, settle or offer to settle, or make any payment with respect to, any such demands, or agree or commit to do any of the foregoing.

1.8 Treatment of Company Equity Awards.

(a) At the Effective Time, each Company Option that is then outstanding and unexercised, whether or not vested and which has a per share exercise price (the “Per Share Exercise Price”) that is less than the Closing Consideration (each, an “In the Money Option”) shall be cancelled and converted into the right to receive the sum of (A) a cash payment, without interest, equal to (x) the excess of (1) the Closing Consideration over (2) the Per Share Exercise Price, multiplied by (y) the total number of Shares subject to such In the Money Option immediately prior to the Effective Time (without regard to vesting) and (B) one (1) CVR for each Share subject to such In the Money Option immediately prior to the Effective Time (without regard to vesting).

(b) At the Effective Time, each Company Option that is then outstanding and unexercised, whether or not vested and which has a Per Share Exercise Price that equals or exceeds the Closing Consideration, but is less than the Maximum Total Consideration (each, an “Eligible Option”) shall be cancelled and converted into the right to receive a cash payment equal to (A) the excess of (x) the Total Consideration over (y) the Per Share Exercise Price, multiplied by (B) the total number of Shares subject to such Eligible Option immediately prior to the Effective Time (without regard to vesting). Such payment will be made if, and only if, a Milestone Payment is made in respect of a CVR and will be made at the same time the Milestone Payment is made to holders of CVRs. If the CVR is terminated or expires without payment, no payment will be made with respect to any Eligible Option. For purposes of this Section, “Total Consideration” means the sum of the Closing Consideration plus the actual Milestone Payment, if any, made in respect of one (1) CVR.

(c) At the Effective Time, each Company Option with a Per Share Exercise Price that equals or exceeds the Maximum Total Consideration that is then outstanding and unexercised, whether or not vested, shall be cancelled with no consideration payable in respect thereof.

(d) Except as set forth on Section 1.8(d) of the Company Disclosure Schedule, at the Effective Time, each then outstanding Company RSU that is not described in Section 1.8(e) shall be cancelled and the holder thereof shall be entitled to receive the Merger Consideration in respect of each such Company RSU.

(e) At the Effective Time, each then outstanding Company RSU that vests in whole or in part based upon attainment of performance conditions and/or that is described on Section 1.8(e) of the Company Disclosure Schedule shall be cancelled and the holder thereof shall be entitled to receive the Merger Consideration in respect of each Applicable Company RSU. For this purpose, the number of “Applicable Company RSUs” will be determined in accordance with Section 1.8(e) of the Company Disclosure Schedule.

(f) As soon as reasonably practicable after the Effective Time (but no later than the second payroll date after the Effective Time), the Surviving Corporation or its Affiliate, as applicable, shall, pay the aggregate Closing Consideration payable pursuant to Sections 1.8(a), 1.8(d) and 1.8(e) net of any applicable withholding Taxes withheld in accordance with Section 1.6(e), with respect to In the Money Options and Company RSUs through, to the extent applicable, the Surviving Corporation’s or its Affiliate’s payroll to the holders of Company Options and Company RSUs. Any payment made in respect of the Eligible Options pursuant to Section 1.8(b) shall be paid by the Surviving Corporation or its Affiliate, as applicable, as soon as reasonably practicable after the Milestone Payment is made in respect of the CVR, to the extent applicable, net of any applicable withholding Taxes withheld in accordance with Section 1.6(e), with respect to Eligible Options through, to the extent applicable, the Surviving Corporation’s or its Affiliate’s payroll to the holders of such Eligible Options.

(g) Prior to the Effective Time, the Company shall take all actions reasonably appropriate or necessary to effect the transactions described in this Section 1.8.

(h) To the extent a payment made pursuant to the timing set forth in this Section 1.8 would trigger a Tax or penalty under Section 409A of the Code, such payment shall be made on the earliest date after the Effective Time that payment would not trigger such Tax or penalty.

1.9 Effect on Company Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of a Company Warrant, each Company Warrant that is outstanding as of immediately prior to the Effective Time shall, upon the Effective Time, convert into the right to receive, upon exercise of such Company Warrant, the same Merger Consideration as such holder would have been entitled to receive following the Effective Time pursuant to Section 1.5(a)(iv) if such holder had been, immediately prior to the Effective Time, the holder of the number of shares of Company Common Stock then issuable upon exercise in full of such Company Warrant without regard to any limitations on exercise contained therein. The Company shall comply with the notice provisions in the Company Warrants applicable to the Transactions.

1.10 Further Action. The Parties agree to take all necessary action to cause the Merger to become effective in accordance with this Section 1 as soon as practicable following the satisfaction or, to the extent permitted by applicable Legal Requirements, waiver of the conditions set forth in Section 6 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, waiver of such conditions). If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Section 2 is subject to (a) exceptions and disclosures set forth in the section or subsection of Section 2 of the Company Disclosure Schedule corresponding to the particular section or subsection in this Section 2; (b) any exception or disclosure set forth in any other section or subsection of Section 2 of the Company Disclosure Schedule to the extent it is reasonably apparent on the face of such exception or disclosure that such exception or disclosure is applicable to qualify such other section or subsection; and (c) disclosure in the Company SEC Documents filed on or after January 1, 2021 and publicly available prior to the close of business on the second (2nd) business day preceding the date of this Agreement (other than any information in the “Risk Factors” or “Forward-Looking Statements” sections of such Company SEC Documents or other general cautionary or forward-looking statements in any other sections of such Company SEC Documents)); provided that (i) clauses (b) and (c) of this paragraph shall not apply to the representation and warranty set forth in Section 2.5(b) (No Material Adverse Effect) and (ii) clause (c) of this paragraph shall not apply to any of the representations and warranties set forth in Section 2.1(a) and (b) (Due Organization; Subsidiaries, Etc.), Section 2.3 (Capitalization, Etc.), Section 2.22 (Authority; Binding Nature of Agreement), Section 2.23 (Takeover Laws), or Section 2.24 (Non-Contravention; Consents):

2.1 Due Organization; Subsidiaries, Etc.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Company’s only Subsidiaries are set forth on Section 2.1 of the Company Disclosure Schedule (the Company and each such Subsidiary, an “Acquired Corporation” and collectively, the “Acquired Corporations”). Each Acquired Corporation has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used. Each Acquired Corporation is qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Legal Requirements) under the Legal Requirements of the jurisdiction of its organization.

(b) The Company owns beneficially and of record all of the outstanding shares of capital stock or ordinary shares of the other Acquired Corporations, free and clear of all Encumbrances and transfer restrictions, except for Encumbrances or transfer restrictions of general applicability as may be provided under the Securities Act or applicable securities laws.

(c) Except for the shares of capital stock or ordinary shares of the other Acquired Corporations held by the Company, no Acquired Corporation owns, directly or indirectly, any capital stock or equity interests of any nature in, or subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire, or other securities convertible into or exchangeable or exercisable for, any capital stock or equity interests of any Entity. None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity (other than another Acquired Corporation).

2.2 Certificate of Incorporation and Bylaws. The Company has delivered or made available to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of each Acquired Corporation, including all amendments thereto, and each as so made available is in full force and effect on the date hereof.

2.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 100,000,000 Shares, of which 70,136,696 Shares had been issued and were outstanding as of the close of business on October 6, 2023 (the “Reference Date”); and (ii) 10,000,000 shares of Company Preferred Stock, of which no shares are outstanding as of the close of business on the Reference Date. All of the outstanding shares of the capital stock of the Company have been duly authorized and validly issued, and are fully paid and nonassessable. Since the Reference Date through the date of this Agreement, the Company has not issued any new Shares or other Company Securities except pursuant to the exercise of the purchase rights under the Company

ESPP, the vesting of Company RSUs outstanding as of the Reference Date in accordance with their terms or the exercise of Company Options or Company Warrants outstanding as of the Reference Date in accordance with their terms and, since the Reference Date, the Company has not issued any Company Options, Company Warrants or other equity based awards, in each case, other than pursuant to any offer of employment or Contract executed on or prior to the date of the Reference Date.

(b) All of the outstanding shares of the capital stock or ordinary shares of the Company’s Subsidiaries have been duly authorized and validly issued, and are fully paid and nonassessable.

(c) (i) None of the outstanding shares of capital stock of the Acquired Corporations are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of capital stock of the Acquired Corporations are subject to any right of first refusal in favor of any Acquired Corporation; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of any Acquired Corporation having a right to vote on any matters on which the stockholders of the Acquired Corporations have a right to vote; and (iv) there is no Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of capital stock of the Acquired Corporations. No Acquired Corporation is under any obligation, or bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of the Acquired Corporations. The Shares constitute the only outstanding class of securities of the Company registered under the Securities Act. There are no voting trusts or other Contracts with respect to the voting of any Shares.

(d) As of the close of business on the Reference Date: (i) 6,124,337 Shares were subject to issuance pursuant to Company Options granted and outstanding under the Company Equity Plans, such outstanding Company Options having a weighted average exercise price of $79.15 per Share as of the Reference Date, (ii) 2,941,121 Shares were subject to issuance pursuant to Company RSUs granted and outstanding under the Company Equity Plans (with Company RSUs that vest based upon attainment of performance conditions measured at the maximum level of performance), (iii) 3,040,147 Shares were reserved for future issuance under Company Equity Plans, (iv) 692,680 Shares were reserved for future issuance under the Company ESPP, (v) 110,000 Shares are estimated to be subject to outstanding purchase rights under the Company ESPP (assuming that the closing price per Share as reported on the purchase date for the current offering period was equal to $31.46 and employee contributions continue until such purchase date (which is assumed for this purpose to occur on November 23, 2023) at the levels in place as of the Reference Date) and (vi) 8,727,547 Shares were subject to issuance upon exercise of the Company Warrants, such Company Warrants having a weighted average exercise price of $0.001 as of such date. Other than as set forth in Section 2.3(d) of the Company Disclosure Schedule, there are no issued, reserved for issuance, outstanding or authorized stock option, stock appreciation, phantom stock, stock unit, restricted stock unit, stock-based performance unit, profit participation or similar rights or equity-based awards with respect to the Company.

(e) The Company has delivered or made available to Parent or Parent’s Representatives copies of all Company Equity Plans covering the Company Options and Company RSUs outstanding as of the date of this Agreement and the forms of all stock option agreements evidencing such Company Options and forms of stock unit agreements evidencing such Company RSUs. There are no issued, reserved for issuance, outstanding or authorized stock option, stock appreciation, phantom stock, stock unit, profit participation or similar rights or equity-based awards with respect to any Subsidiary of the Company.

(f) (i) Section 2.3(f) of the Company Disclosure Schedule sets forth, as of the Reference Date, a true and complete list of all Company Options, Company Warrants and Company RSUs, including: with respect to all such Company Options, Company Warrants and Company RSUs, (A) the holder’s name or employee identification number, (B) the date such Company Options, Company Warrants and Company RSUs were granted, (C) the type of Company Options, Company Warrants and Company RSUs, (D) the number of shares subject to such Company Options (issuable upon exercise), Company Warrants (issuable upon exercise) and Company RSUs (assuming the maximum number of shares in the case of performance-based Company RSUs), (E) the exercise price and expiration date for Company Options and Company Warrants, (F) the vesting schedule and (G) the Company Equity Plans under which the applicable Company Options and Company RSUs were granted, and (ii) for the Company ESPP, the maximum number of Shares issuable at the end of the current purchase period.

(g) (i) All Company Options and Company RSUs have been validly and properly approved by the Board of Directors (or a duly authorized committee or subcommittee thereof) and granted in compliance with all applicable Legal Requirements and the terms of the applicable Company Equity Plans and (ii) all Company Options, Company Warrants and Company RSUs are recorded on the consolidated financial statements of the Company in accordance with GAAP.

(h) Except (y) as set forth in this Section 2.3 and (z) for Company Options, Company RSUs and Company Warrants outstanding as of the date of this Agreement and purchase rights under the Company ESPP, there are no: (i) outstanding shares of capital stock of or other securities of any Acquired Corporation; (ii) outstanding subscriptions, options, calls, warrants, equity or equity-based compensation awards, phantom stocks, stock appreciations, profit participations, or other equity or equity based interests or rights (whether or not currently exercisable) to acquire, or the value of which is measured by reference to, any shares of the capital stock, restricted stock unit, stock-based performance unit or any other right that is linked to, or the value of which is in any way based on or derived from the value of any shares of capital stock or other securities of any Acquired Corporation; (iii) outstanding securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of any Acquired Corporation; or (iv) stockholder rights plans (or similar plans commonly referred to as a “poison pill”) or Contracts under which any Acquired Corporation is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities (clauses (i) through (iv), collectively, “Company Securities”).

(i) No Shares of the Company are owned by any Subsidiary of the Company.

(j) All outstanding Shares have been offered and issued in compliance in all material respects with all applicable securities Legal Requirements, including the Securities Act and “blue sky” Legal Requirements.

2.4 SEC Filings; Financial Statements.

(a) Since January 1, 2021, the Company has filed or furnished on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC (as supplemented, modified or amended since the time of filing, the “Company SEC Documents”). As of their respective filing dates, or, if amended prior to the date of this Agreement, as of the date of (and giving effect to) the last such amendment (and, in the case of registration statements and proxy statements, on the date of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to those Company SEC Documents, and, except to the extent that information contained in such Company SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements, or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (iii) fairly presented, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby (subject, in the case of the unaudited financial statements, to the absence of notes and to normal and recurring year-end adjustments that are not, individually or in the aggregate, material).

(c) The Company maintains, and at all times since January 1, 2021 has maintained, a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Board of Directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2022, and, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, that assessment concluded that those controls were effective. To the knowledge of the Company, since January 1, 2021, neither the Company nor the Company’s independent registered accountant has identified or been made aware of: (1) any significant deficiency or material weakness in the design or operation of the internal control over financial reporting utilized by the Company; (2) any illegal act or fraud, whether or not material, that involves the management or other employees of the Company; or (3) any claim or allegation of the foregoing.

(d) The Company maintains, and at all times since January 1, 2021 has maintained, disclosure controls and procedures as defined in and required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports. The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq and has not, since January 1, 2021, received any notice from Nasdaq asserting any material noncompliance with such requirements.

(e) The Company is not a party to, nor does it have any obligation or other commitment to become a party to, any securitization transaction, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Entity, on the other hand) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company SEC Documents.

(f) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. None of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(g) Each document required to be filed by the Company with the SEC in connection with the Transactions, including a proxy statement in preliminary form related to the Company Stockholder Meeting (together with any supplements or amendments thereto, the “Merger Proxy Statement”), when filed, distributed or otherwise disseminated to the Company’s stockholders, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Merger Proxy Statement, at the time of the filing of such Merger Proxy Statement or any supplement or amendment thereto with the SEC and at the time such Merger Proxy Statement or any supplements or amendments thereto are first distributed or otherwise disseminated to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Merger Proxy Statement.

2.5 Absence of Changes; No Material Adverse Effect. Except as expressly contemplated by this Agreement, from January 1, 2023 through the date of this Agreement:

(a) except for discussions, negotiations and activities related to this Agreement or other potential strategic transactions, the Acquired Corporations have operated in all material respects in the ordinary course of business consistent with past practice;

(b) there has not occurred any event, occurrence, circumstance, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect; and

(c) no Acquired Corporation has taken any action that, if taken after the date of this Agreement without Parent’s consent, would constitute a breach of any of the covenants set forth in any of clauses (i), (iii), (iv), (v), (vii), (ix), (xii), (xiv) or (xviii) (solely as it relates to the foregoing) of Section 4.2(b).

2.6 Title to Assets. Each Acquired Corporation has good and valid title to all assets (excluding Intellectual Property Rights) owned by it as of the date of this Agreement, and such assets are owned by the Acquired Corporations free and clear of any Encumbrances (other than Permitted Encumbrances), in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

2.7 Real Property.

(a) The Acquired Corporations do not own any real property.

(b) Section 2.7(b) of the Company Disclosure Schedule sets forth a complete and accurate list in all material respects of all real property currently leased, subleased or licensed by or from the Acquired Corporations or otherwise used or occupied by the Acquired Corporations. The Acquired Corporations hold valid and existing leasehold interests in the real property that is leased or subleased by the Acquired Corporations from another Person (the “Leased Real Property”), free and clear of all Encumbrances other than Permitted Encumbrances, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2021, no Acquired Corporation has received any written notice regarding any material violation or breach or default under any lease related to the Leased Real Property that has not since been cured.

2.8 Intellectual Property.

(a) Section 2.8(a)(i) of the Company Disclosure Schedule sets forth a complete and accurate list (including in each case, as applicable: (1) the jurisdiction of application or registration, (2) the application, Patent or registration number, and (3) the owner and any other co-owners, and (4), where the Company is an exclusive licensee, the corresponding license agreement(s) pursuant to which the Company has the right to use such Intellectual Property Rights) of all material U.S. and foreign: (i) issued Patents and Patent applications; (ii) Trademark registrations and applications (including Internet domain name registrations); and (iii) Copyright registrations and applications, in each case of the foregoing clauses (i), (ii) and (iii), that is Company IP (the “Registered Company IP”). The issued Patents and registered Trademarks included in the Registered Company IP are subsisting and, to the knowledge of the Company, valid and enforceable. As of the date of this Agreement, no Legal Proceeding (other than routine examination proceedings with respect to pending applications) is pending or, to the knowledge of the Company, threatened, against any Acquired Corporation challenging the validity or enforceability of any material Company Owned IP, or, to the knowledge of the Company, any other material Company IP. All application, registration, issuance, renewal and maintenance fees due on or before the date hereof for any Registered Company IP have been paid in full and are current.

(b) The Acquired Corporations are the sole and exclusive owners of all right, title and interest in and to all Company IP owned or purported to be owned by the Acquired Corporations, free and clear of all Encumbrances other than Permitted Encumbrances, and have the right, pursuant to valid and enforceable agreements, to use all other material Intellectual Property Rights necessary for, or used in or held for use by, the Company in its businesses as currently conducted, including all material Company IP.

(c) No Company Associate or any other third party owns or has any valid claim, right (whether or not currently exercisable) or interest in or to any material Company Owned IP, and each Company Associate or other third party who was involved in the invention, creation, authorship or development of any material Intellectual Property Rights for or on behalf of an Acquired Corporation has signed a valid and enforceable written agreement containing (i) a present-tense assignment to an Acquired Corporation of all such Intellectual Property Rights, and (ii) including reasonable non-use and non-disclosure obligations with respect to any material Company Owned IP, including Trade Secrets. To the knowledge of the Company, no Company Associate is in breach of any such agreement.

(d) No funding, facilities, Intellectual Property Rights, personnel or other resources of any Governmental Body or any university, college, research institute or other educational institution is being or has been used to create, in whole or in part, material Company Owned IP, or to the knowledge of the Company, other material Company IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership or any other rights, title, or interest in or to such Intellectual Property Rights, or the right to receive royalties for the practice of such Intellectual Property Rights (whether on a present or contingent basis).

(e) The Acquired Corporations have taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all Trade Secrets in the Company Owned IP or in the possession of an Acquired Corporation.

(f) To the knowledge of the Company, the operation of the Acquired Corporations’ business as currently conducted and presently contemplated to be conducted does not infringe, misappropriate or otherwise violate, and has not since January 1, 2021, infringed, misappropriated, or otherwise violated, any Intellectual Property Rights owned by any other Person in any material respect. No Legal Proceeding is pending (or, to the knowledge of the Company, is being threatened, including cease and desist letters or offers to take a license) against an Acquired Corporation alleging any such infringement, misappropriation or other violation. Except as disclosed in Section 2.8(f) of the Company Disclosure Schedules, no Acquired Corporation has received since January 1, 2021, any written notice or other written communication alleging any actual, alleged or suspected infringement, misappropriation or other violation of any Intellectual Property Right of another Person by an Acquired Corporation.

(g) None of the Company Owned IP, or, to the knowledge of the Company, any other material Company IP, is subject to any pending or outstanding injunction, directive, order, judgment, settlement, consent ruling or other disposition of dispute that adversely restricts the use, transfer, or licensing of any such Company IP by an Acquired Corporation, or otherwise adversely affects the validity, scope, use, registrability, or enforceability of any such Company IP.

(h) The consummation of the Transactions will not result in the loss or impairment of, violation of, alteration in, forfeiture of, termination of, or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, any material Company IP.

(i) To the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or has since January 1, 2021, infringed, misappropriated or otherwise violated, any Company IP in any material respect. As of the date of this Agreement, no Legal Proceeding is pending or threatened in writing by an Acquired Corporation alleging any such infringement, misappropriation or other violation(including cease and desist letters or offers to take a license).

2.9 Data Protection; Company Systems.

(a) Except as would not be, or would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Corporations taken as a whole, since January 1, 2021, each Acquired Corporation (i) is, and has been, in compliance with all Data Security Requirements, (ii) has not experienced any Security Incidents and (iii) has not received, or otherwise been subject to, any written notices or complaints, audits, proceedings, investigations or claims conducted or asserted in writing by any other Person (including any Governmental Body) regarding any unauthorized or unlawful Processing of Personal Information or violation of any Data Security Requirements.

(b) Except as would not be, or would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Corporations taken as a whole, the Company Systems are in good working order and sufficient for the current conduct of the business of the Acquired Corporations, and the Acquired Corporations have purchased a sufficient number of license seats, and scope of rights, for all third party software used by the Acquired Corporations for the business of the Acquired Corporations as currently conducted and have complied with the terms of the corresponding agreements. The Acquired Corporations have taken commercially reasonable actions to protect the security and integrity of the Company Systems. To the knowledge of the Company, as of the date hereof, since January 1, 2021, there have been no material failures or breakdowns that have not been remedied in all material respects, with respect to the Company Systems (including any which resulted in the unauthorized access to, or loss, corruption or alteration of any material data or information contained therein).

(c) Except as would not be, or would not be reasonably expected to be, individually or in the aggregate, material to the Acquired Corporations taken as a whole, pre-clinical, clinical and other similar material data and information, including any databases containing any such data and information Processed by or on behalf of the Acquired Corporations in connection with the operation of the businesses of the Acquired Corporations, and such data and other information (i) is stored and backed-up on a regular basis, and (ii) will be owned, in the possession or control of, or available for use by, Parent or its Affiliates (including the Acquired Corporations), immediately following the Closing, in the same manner as such data or other information is available to Company.

2.10 Contracts.

(a) Section 2.10(a) of the Company Disclosure Schedule identifies each Contract to which any Acquired Corporation is a party, or by which it is bound, that constitutes a Material Contract as of the date of this Agreement. For purposes of this Agreement, each of the following (excluding, other than with respect to clauses (vii), (xv) and (xvi), any Employee Plan) to which any Acquired Corporation is a party or by which it is bound constitutes a “Material Contract”:

(i) any Contract that is a settlement, conciliation or similar agreement between any Acquired Corporation and any Governmental Body or pursuant to which (A) an Acquired Corporation will be required after the date of this Agreement to pay any monetary obligations or (B) that contains material obligations or limitations on such Acquired Corporation’s conduct;

(ii) any Contract between any Acquired Corporation and any third Person (A) materially limiting the freedom or right of any Acquired Corporation (or, following the Closing, Parent or any of its Affiliates) to engage in any line of business or to compete with any other Person in any location or line of business, (B) containing any “most favored nations” terms and conditions (including with respect to pricing) granted by any Acquired Corporation, or

(C) containing exclusivity obligations or otherwise materially limiting the freedom or right of any Acquired Corporation (or, following the Closing, Parent or any of its Affiliates) to solicit, sell, distribute or manufacture any products or services or any technology or other assets to or for any other Person;

(iii) any Contract that requires by its terms or is reasonably expected to require the payment or delivery of cash or other consideration to any Acquired Corporation in an amount having an expected value in excess of $2,000,000 in the fiscal year ending December 31, 2023 or by any Acquired Corporation in an amount having an expected value in excess of $1,000,000 in the fiscal year ending December 31, 2023 and, in each case (A) which cannot be cancelled by such Acquired Corporation without penalty or further payment without more than sixty (60) days’ notice and (B) excluding commercially available off-the-shelf software licenses and Software-as-a-Service offerings, in each case entered into in the ordinary course of business consistent with past practice;

(iv) any Contract relating to Indebtedness of any Acquired Corporation in an aggregate principal amount in excess of $150,000 (whether incurred, assumed, guaranteed or secured by any asset);

(v) any Contract between an Acquired Corporation and a third Person (A) relating to the disposition of any assets or business of the Acquired Corporations with a fair market value in excess of $2,000,000 or (B) relating to the acquisition of any assets or business of, or ownership interests in, any third Person with a fair market value in excess of $2,000,000, in each case of clause (A) and (B), whether by merger, sale of stock or assets or otherwise, and that contains continuing indemnities or other material obligations or any continuing “earn-out” or other contingent payment obligation on the part of an Acquired Corporation;

(vi) any Contract between any Acquired Corporation and any third Person constituting or relating to the formation, creation, operation, management or control of a joint venture, collaboration, partnership or similar revenue sharing arrangement;

(vii) any Contract that by its express terms requires an Acquired Corporation, or any successor to, or acquirer of, an Acquired Corporation, to make any payment to another Person as a result of a change of control of such Acquired Corporation (a “Change of Control Payment”) or gives another Person a right to receive or elect to receive a Change of Control Payment;

(viii) any Contract that prohibits the declaration or payment of dividends or distributions in respect of the capital stock of an Acquired Corporation, the pledging of the capital stock or other equity interests of an Acquired Corporation or the issuance of any guaranty by an Acquired Corporation;

(ix) any Contract pursuant to which (a) an Acquired Corporation is granted a license to, or has been granted any other present or contingent right in, to, or under, including any covenant not to sue under any Intellectual Property Right owned by any third party that is necessary for or used by the Company in its business as currently conducted or presently contemplated to be conducted, (b) an Acquired Corporation grants a third party a license to, or has granted any other present or contingent right in, to, or under, including a covenant not to sue under, any material Company IP, in each case of the foregoing clauses (a) and (b), other than material transfer agreements, clinical trial agreements, nondisclosure agreements, and generally commercially available software or technology agreements entered into in the ordinary course of business, or (c) any Contract under which a third party has developed material Intellectual Property Rights for or on behalf of an Acquired Corporation that is necessary for or used by the Company in its business as currently conducted or presently contemplated to be conducted;

(x) any other Contract that is currently in effect and has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(xi) any collective bargaining agreement or other Contract with a union, works council, labor organization, or other employee representative (each, a “Labor Agreement”);

(xii) any Contract that contains a put, call, right of first refusal or similar right pursuant to which any Acquired Corporation could be required to purchase or sell, or offer for purchase or sale, as applicable, any (A) equity interests of any Person or (B) assets (excluding commitments to purchase goods and products and commercially available off-the-shelf software licenses and Software-as-a-Service offerings, in each case, entered into in the ordinary course of business) or businesses for an amount in excess, in the aggregate, of $2,000,000;

(xiii) any Contract with (A) a sole-source supplier or (B) any supplier not covered by clause (A) that involved the payment of more than $1,000,000 in the Company’s last fiscal year;

(xiv) any Contract with any university or other academic institution, research center, international organization or Governmental Body, other than any sponsored research agreements, clinical trial site agreements, material transfer agreements, sponsorship agreements or grant agreements entered into in the ordinary course of business;

(xv) any Contract for the engagement of any Person as an independent contractor, providing for annual base salary compensation in excess of $300,000, in each case, that cannot be terminated by the Company or any Acquired Corporation without penalty and on no more than sixty (60) days’ notice;

(xvi) any Contract that that indemnifies any director or executive officer of the Company or any Acquired Corporation (other than any indemnification provisions set forth in the certificate of incorporation or bylaws or comparable governing documents of the Company or any Acquired Corporation);

(xvii) any Contract that requires any capital commitment or capital expenditure (or series of capital expenditures) by the Company or any Acquired Corporation after the date hereof in an amount in excess of $2,000,000 in the aggregate;

(xviii) any contract that is a lease, sublease or sub-sublease of any real property; and

(xix) any Contract with any Affiliate (other than another Acquired Corporation), director, executive officer (as such term is defined in the Exchange Act), Person holding 5% or more of the Shares, or, to the knowledge of the Company, any Affiliate (other than the Company) or immediate family member of any of the foregoing.

(b) As of the date of this Agreement, the Company has either delivered or made available to Parent an accurate and complete copy of each Material Contract or has publicly made available such Material Contract in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. No Acquired Corporation nor, to the knowledge of the Company, any other party thereto is in material breach of, or material default under, any Material Contract and no Acquired Corporation, or to the knowledge of the Company, any other party to a Material Contract has taken or failed to take any action that with or without notice, lapse of time or both would constitute a material breach of or material default under any Material Contract. Each Material Contract is, with respect to the Acquired Corporations and, to the knowledge of the Company, each other party thereto, a valid and binding agreement in full force and effect, enforceable in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles. Since January 1, 2021, no Acquired Corporation has received any written notice regarding any material violation or breach or default under any Material Contract that has not since been cured. As of the date of this Agreement, no Acquired Corporation has received any written notice from any third party to any Material Contract that such party intends to terminate, or not renew, any Material Contract.

2.11 Liabilities. The Acquired Corporations do not have any liabilities (whether accrued, absolute, contingent or otherwise) which would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except for: (i) liabilities reflected or reserved against in the financial statements or notes thereto included in the Company SEC Documents filed prior to the date of this Agreement; (ii) liabilities or obligations incurred pursuant to the terms of this Agreement; (iii) liabilities for performance of obligations under Contracts binding upon the Acquired Corporations (none of which is a liability or obligation resulting from any breach of Contract, breach of warranty, tort, infringement, misappropriation, dilution, violation of any applicable Legal Requirements) either delivered or made available to Parent prior to the date of this Agreement or entered into in the ordinary course of business consistent with past practice; (iv) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2023; and (v) liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

2.12 Compliance with Legal Requirements. The Acquired Corporations are, and since January 1, 2021 have been, in compliance with all applicable Legal Requirements and, since January 1, 2021, no Acquired Corporation has been given written notice of, or been charged with, any violation of, any applicable Legal Requirement, except as would not be, individually or in the aggregate, material to the Acquired Corporations taken as a whole.

2.13 Regulatory Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or any Acquired Corporation, each Acquired Corporation is, and since January 1, 2021 has been, in material compliance with all Healthcare Laws. No Acquired Corporation nor any of its respective owners, officers, directors, or managing employees who provide services relating to the business of such Acquired Corporation: (i) is a party to any individual or corporate integrity agreements, monitoring agreements, deferred prosecution agreements, consent decrees, settlement orders, or similar agreements imposed by any Governmental Body relating to any noncompliance with Healthcare Laws; (ii) has been assessed a civil money penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder or any other fine or penalty by any other Governmental Body; or (iii) has been charged with, convicted of or entered a plea of guilty or nolo contendere to any criminal or civil offense relating to the delivery of any item or service under a Governmental Health Program. No Acquired Corporation is or, since January 1, 2021, has been, subject to any ongoing enforcement, regulatory or administrative proceedings against such Acquired Corporation alleging non-compliance with any Healthcare Laws, and no Acquired Corporation has received any notification or communication from the FDA or any other Governmental Body performing functions similar to those performed by the FDA, DOJ, and OCR (each a “Healthcare Regulatory Authority”) alleging any material non-compliance with any Healthcare Law, including any (i) FDA Form 483 or warning letter or (ii) “Notice of Adverse Findings” from the FDA or similar notice from any other Healthcare Regulatory Authority.

(b) The Acquired Corporations hold all material Regulatory Permits required for their business as currently conducted, and each such Regulatory Permit is valid and in full force and effect and will be available for use by the respective Acquired Corporation or its applicable Subsidiary immediately after the Closing. The Acquired Corporations are and since January 1, 2021, have been in compliance in all material respects with the terms and requirements of such Regulatory Permits. Since January 1, 2021, no deficiencies, revocations or impairments have been received or asserted in writing, or to the knowledge of the Company, otherwise, by any Governmental Body with respect to any Regulatory Permits of the Acquired Corporations. The Company has made available to Parent accurate and complete copies of all such Regulatory Permits, which are set forth on Schedule 2.13(b).

(c) Except as set forth in Schedule 2.13(c), all preclinical and clinical investigations sponsored by the Acquired Corporations have been and are being conducted in material compliance with applicable Healthcare Laws, including Good Clinical Practices requirements and federal and state laws, rules, regulations and binding guidance restricting the use and disclosure of individually identifiable health information. No Acquired Corporation has received any written, or to the knowledge of the Company, oral notice or other communication from any Governmental Body with respect to any ongoing clinical or pre-clinical studies or tests requiring or recommending the termination, suspension or material modification of such studies or tests.

(d) The Acquired Corporations have filed with the FDA and any other applicable Healthcare Regulatory Authorities all required material filings, declarations, listings, registrations, reports or submissions, including but not limited to adverse event reports. All such filings, declarations, listings, registrations, reports or submissions were in material compliance with applicable Healthcare Laws when filed, and no deficiencies have been asserted in writing, or, to the knowledge of the Company, orally, by any applicable Governmental Body with respect to any such filings, declarations, listings, registrations, reports or submissions.

(e) Since January 1, 2021, the Acquired Corporations have not (i) voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued any recall, field corrective action, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any product (a “Recall”) or been required to do so, or (ii) received any written notice from a Healthcare Regulatory Authority regarding (A) any Recall of any product, or (B) a change in the marketing status or classification, or a material change in the labeling of any product.

(f) To the knowledge of the Company, no Acquired Corporation has (i) made an untrue statement of a material fact or fraudulent statement to any Governmental Body, (ii) failed to disclose a material fact required to be disclosed to any Governmental Body or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy, or for any other Governmental Body to invoke any similar policy. As of the date of this Agreement, neither the Company nor, to the Company’s knowledge, any entity acting on the Company’s behalf with respect to any preclinical or clinical investigation sponsored by the Company, is subject to any pending or, to the Company’s knowledge, threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. No Acquired Corporation nor, to the knowledge of the Company, any officers, employees, agents or clinical investigators of the Company or any entity or individual acting on the Company’s behalf with respect to any preclinical or clinical investigation sponsored by the Company has been suspended, debarred, excluded from participation in a Governmental Health Program or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (A) debarment or suspension under 21 U.S.C. § 335a or any similar Legal Requirement or (B) exclusion or suspension under 42 U.S.C. § 1320a-7 or any similar Legal Requirement.

(g) The Acquired Corporations maintain, and since January 1, 2021, have maintained, a compliance program designed to address compliance with Healthcare Laws. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or any Acquired Corporation, there are no outstanding compliance-related complaints or reports, ongoing internal compliance investigations, or compliance-related corrective actions.

2.14 Certain Business Practices.

(a) No Acquired Corporation nor any of its Representatives (in each case, acting in the capacity of a Representative of such Acquired Corporation) has, since January 1, 2021, (A) (i) used any funds (whether of an Acquired Corporation or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (iii) accepted any unlawful payments, or (iv) violated any provision of any Anti-Corruption Laws or any rules or regulations promulgated thereunder, anti-money laundering laws or any rules or regulations promulgated thereunder or any applicable Legal Requirement of similar effect, or has been (B) (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country, (iv) engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws, or (v) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or the anti-boycott Legal Requirements administered by the U.S. Department of Commerce and the IRS (collectively, “Trade Control Laws”).

(b) Since January 1, 2021, no Acquired Corporation has received any notice, communication, inquiry, or internal or external allegation from a Governmental Body or any other Person or made any voluntary or involuntary disclosure; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Anti-Corruption Laws or Trade Control Laws.

2.15 Governmental Authorizations. Except as would not be, individually or in the aggregate, material to the Acquired Corporations taken as a whole, the Acquired Corporations hold all Governmental Authorizations, including Regulatory Permits, necessary to enable the Acquired Corporations to conduct their business in the manner in which such business is currently being conducted. The Governmental Authorizations held by the Acquired Corporations are, in all material respects, valid and in full force and effect. The Acquired Corporations are in compliance with the terms and requirements of such Governmental Authorizations, except as would not be, individually or in the aggregate, material to the Acquired Corporations taken as a whole.

2.16 Tax Matters.

(a) (i) Each of the material Tax Returns required to be filed by or on behalf of an Acquired Corporation with any Governmental Body (the “Company Returns”) have been filed on or before the applicable due date (including any extensions of such due date), and have been prepared in accordance with all applicable Legal Requirements and are true, accurate and complete, in each case in all material respects, and (ii) all material Taxes due and payable by an Acquired Corporation (whether or not shown on the Company Returns) have been timely paid, and all material Taxes required to be withheld have been withheld and paid, in each case, to the relevant Governmental Body.

(b) (i) There are no examinations or audits of any Company Return or Taxes of any Acquired Corporation pending or in progress involving material Taxes and (ii) no unresolved written claim has been received by any Acquired Corporation from any Governmental Body in any jurisdiction where each Acquired Corporation, as applicable, does not file Tax Returns that such Acquired Corporation is or may be subject to Taxes in that jurisdiction. No extension or waiver of the statute of limitation period applicable to any material Company Returns or material Tax has been granted and is currently in effect other than automatic extensions of the time in which to file a Company Return obtained in the ordinary course of business.

(c) To the knowledge of the Company, no Legal Proceeding involving the IRS or any other Governmental Body is proposed or has been threatened in writing against or with respect to any Acquired Corporation in respect of any material Tax. No deficiency of material Taxes has been asserted in writing against any Acquired Corporation that has not been paid, settled or withdrawn in accordance with applicable Legal Requirements.

(d) For taxable years for which the applicable statute of limitations for an assessment of Taxes has not expired, no Acquired Corporation (i) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which is or was the Company or another Acquired Corporation), or (ii) has any material liability for the Taxes of any other Person (other than another Acquired Corporation) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. law), or as a transferee or successor or otherwise (other than pursuant to agreements not primarily related to Taxes and entered into in the ordinary course of business).

(e) During the two (2)-year period ending on the date hereof, none of the Acquired Corporations has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(f) No Acquired Corporation has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(g) No Acquired Corporation will be required to include any material item of income in, or exclude any material item of deduction from, the computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date as a result of transactions or events occurring, or accounting methods employed, prior to the Closing, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing or (iii) installment sale or open transaction disposition made prior to the Closing.

(h) No Acquired Corporation is party to or bound by any Tax allocation or Tax sharing agreement with any Person, other than any agreement not primarily related to Taxes and entered into in the ordinary course of business.

(i) There are no material Encumbrances with respect to Taxes upon any of the assets or properties of any Acquired Corporation, other than Encumbrances for Taxes not yet due and payable or that may thereafter be paid without penalty.

(j) Each Acquired Corporation has at all times been exclusively a resident for all Tax purposes in its jurisdiction of incorporation.

(k) Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 2.16 (and in Section 2.18 to the extent related to Tax matters) are the sole and exclusive representations and warranties of the Acquired Corporations with respect to Taxes and no other representation or warranty of the Acquired Corporations contained herein shall be construed to relate to Taxes (including their compliance with any Legal Requirement). For the avoidance of doubt, no representation is made concerning the existence, availability or amount of any net operating loss, Tax basis or other Tax asset in a taxable period (or portion thereof) beginning after the Closing Date.

2.17 Employee Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to or bound by any Labor Agreement; and no employees of the Company or its Subsidiaries are represented by any labor union, labor organization, works council, or other employee representative with respect to their employment with the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has any duty to bargain with any labor union, labor organization, works council, or other employee representative.

(b) Since January 1, 2021, to the knowledge of the Company, there have been no (i) actual or threatened labor organizing activities with respect to any employees of the Company or its Subsidiaries or (ii) strikes, work stoppages, slowdowns, picketing, hand billing, lockouts, or other material labor disputes, or in each case, any threat thereof, by or, with respect to lockouts, against, any employees of the Company or its Subsidiaries with respect to their employment with the Company or its Subsidiaries.

(c) The Company and its Subsidiaries are, and since January 1, 2021 have been, in compliance in all material respects with all applicable Legal Requirements respecting labor, employment and employment practices, including all Legal Requirements respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), employment discrimination, harassment, retaliation, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), workers’ compensation, labor relations, employee leave issues, employee trainings and notices, COVID-19, affirmative action and unemployment insurance.

(d) Since January 1, 2021, the Company and its Subsidiaries have been in compliance with applicable Legal Requirements requiring investigation into all sexual harassment, or other harassment, discrimination or retaliation allegations.

(e) To the knowledge of the Company, no current or former employee of the Company or its Subsidiaries is in any material respect in violation of any material term of any employment agreement, nondisclosure agreement or restrictive covenant agreement containing a noncompetition agreement or restrictive covenant obligation owed to: (i) the Company or its Subsidiaries; or (ii) any third party with respect to such person’s right to be employed or engaged by the Company or its Subsidiaries.

2.18 Benefit Plans.

(a) Section 2.18(a) of the Company Disclosure Schedule sets forth an accurate and complete list of the material Employee Plans. To the extent applicable, the Company has either delivered or made available to Parent prior to the execution of this Agreement with respect to each material Employee Plan accurate and complete copies of: (i) all material plan documents and all material amendments thereto, and all related trust or other funding documents, and in the case of unwritten material Employee Plans, written descriptions thereof, (ii) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the IRS or the United States Department of Labor, (iii) the most recent summary plan descriptions and any material modifications thereto, and (iv) all material non-routine correspondence with any Governmental Body.

(b) None of the Company, any of its Subsidiaries, or any other Person that is, would be or, at any relevant time, would have been considered a single employer with the Company or any of its Subsidiaries under Section 414 of the Code or ERISA (an “ERISA Affiliate”) maintains, sponsors, contributes to, is required to contribute to, or otherwise has any current or contingent liability or obligation under or with respect to, any “defined benefit plan” (as defined under 3(35) of ERISA) or any other plan that is or was subject to Section 302 or Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan or any “multiemployer plan,” (as defined in Section 4001 or 3(37) of ERISA) or a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413 of the Code). Neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation on account of an ERISA Affiliate.

(c) Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code has obtained a current favorable determination letter (or opinion letter, if applicable) from the IRS as to its qualified status under the Code, and there are no circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such Employee Plan. Each of the Employee Plans is now and has been established, maintained, funded, administered, and operated in compliance in all material respects with its terms and all applicable Legal Requirements, including but not limited to ERISA and the Code, and nothing has occurred and no condition exists with respect to any Employee Plan that could result in a material Tax, penalty or other liability of the Company or any of its Subsidiaries, including under Sections 4980B, 4980D, 4980H, 6721 and 6722 of the Code.

(d) Except to the extent required under Section 601 et seq. of ERISA or 4980B of the Code (or any other similar state or local Legal Requirement) for which the covered Person pays the full cost of coverage, none of the Company, any of its Subsidiaries, or any Employee Plan has any present or future obligation or liability to provide post-employment or post-termination or post-ownership welfare benefits to or make any payment to, or with respect to, any present or former employee, officer, owner or director of the Company or any of its Subsidiaries or to any other Person with respect to such benefits.

(e) There are no pending or, to the knowledge of the Company, threatened Legal Proceedings or claims (other than routine claims for benefits) relating to any Employee Plan and there is no fact or circumstance that would reasonably be expected to give rise to any such Legal Proceeding or claim. There has been no “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 or 407 of ERISA) or breach of fiduciary duty (as determined under ERISA) with respect to any Employee Plan that would result in material liability to the Company or any of its Subsidiaries. All contributions, distributions and premium payments have been timely made or paid in accordance with the terms of the Employee Plan and in compliance with applicable Legal Requirements, or properly accrued in accordance with GAAP.

(f)  With respect to each Employee Plan or other benefit or compensation plan, program, agreement, or arrangement that is subject to the applicable Legal Requirements of a jurisdiction other than the United States (whether or not United States Legal Requirements also apply) or primarily for the benefit of employees, directors, individual independent contractors or other service providers of the Company or any of its Subsidiaries who reside or work primarily outside of the United States (each a “Non-U.S. Plan”), without limiting the generality of this Section 2.18: (i) each Non-U.S. Plan required to be registered or intended to meet certain regulatory requirements for favorable tax treatment has been timely and properly registered and has been maintained in good standing with the applicable regulatory authorities and requirements; (ii) no Non-U.S. Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement or has any unfunded or underfunded liabilities; and (iii) all Non-U.S. Plans that are required to be funded are funded to the required level, and adequate reserves have been established with respect to any Non-U.S. Plan to the extent not required to be funded or fully funded.

(g) Except as provided in Section 1.8, the consummation of the Transactions (either alone or in combination with other events or circumstances) will not (i) entitle any current or former employee, director, officer, independent contractor or other service provider of the Company or its Subsidiaries (or any dependent or beneficiary thereof) to any payment of compensation or benefits (whether in cash, property or the vesting of property), (ii) accelerate the time of payment, funding or vesting, or increase the amount of, compensation, equity award or benefits due or payable to any such employee, director, officer, independent contractor, (iii) directly or indirectly cause the Company to transfer or set aside any material assets to fund any benefits under any Employee Plan, (iv) restrict the ability of the Company to merge, amend or terminate any Employee Plan or (v) result in the forgiveness of any employee or service provider loan.

(h) No payment or benefit, individually or together with any other payment or benefit, that could be received (whether in cash, property or the vesting of property), as a result of the Transactions, either alone or in combination with another event, by any current or former employee, officer, director, independent contractor or other individual service provider of the Company would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

(i) Neither the Company nor any Subsidiary has any current or contingent obligation under any contract, agreement, plan or arrangement to indemnify, gross-up, reimburse or otherwise make whole any Person for any Taxes, including those imposed under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local or foreign Tax law).

(j) Each Employee Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all respects in operational compliance with, and is in all respects in documentary compliance with, Section 409A of the Code and all IRS guidance promulgated thereunder, and no amount under any such plan, agreement or arrangement is, has been or could reasonably be expected to be subject to any additional Tax, interest or penalties under Section 409A of the Code.

2.19 Environmental Matters.

(a) The Acquired Corporations are and since January 1, 2021 have been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of their business, except as would not be, individually or in the aggregate, material to the Acquired Corporations taken as a whole.

(b) As of the date of this Agreement, there is no Legal Proceeding relating to or arising under any Environmental Law that is pending or, to the knowledge of the Company, threatened against any Acquired Corporation or in respect of any Leased Real Property, except as would not be, individually or in the aggregate, material to the Acquired Corporations taken as a whole.

(c) Since January 1, 2021 through the date of this Agreement, except as would not be, individually or in the aggregate, material to the Acquired Corporations taken as a whole, no Acquired Corporation has received any written notice, report or other information of or entered into any legally binding agreement, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved material violations, liabilities or requirements on the part of any Acquired Corporation relating to or arising under Environmental Laws.

(d) To the knowledge of the Company, (i) no Person has been exposed to any Hazardous Material at a property or facility of the Company at levels in excess of applicable permissible exposure levels; and (2) there are and since January 1, 2021 have been no Hazardous Materials present or Releases on, at, under or from any property or facility, including the Leased Real Property, in a manner and concentration that would reasonably be expected to result in any material claim against or material liability of an Acquired Corporation under any Environmental Law.

(e) No Acquired Corporation has assumed, undertaken, or otherwise become subject to any material liability of another Person relating to Environmental Laws.

2.20 Insurance. The Company has delivered or made available to Parent an accurate and complete copy of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Acquired Corporations. The Acquired Corporations maintain insurance coverage in such amounts and covering such risks as are in accordance in all material respects with normal industry practice for companies of similar size and stage of development. To the knowledge of the Company, all such insurance policies held by the Company are in full force and effect, are valid and enforceable, no notice of cancellation or material modification has been received (other than a notice in connection with ordinary renewals), and there is no existing material default or event which, with the giving of notice or lapse of time or both, would constitute a material default, by any insured thereunder. As of the date of this Agreement, (i) to the knowledge of the Company, no event has occurred that is expected to give rise to an insurance claim, and (ii) there is no claim pending under any of the Company’s insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, in each case, except as would not be, or would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Corporations taken as a whole.

2.21 Legal Proceedings; Orders.

(a) There is no Legal Proceeding pending and served (or, to the knowledge of the Company, pending and not served or threatened) against any Acquired Corporation or, to the knowledge of the Company, against any present or former officer, director or employee of an Acquired Corporation in such individual’s capacity as such, except as would not be, and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Corporations taken as a whole.

(b) There is no material order, writ, judgment, injunction, or award to which an Acquired Corporation is subject.

(c) To the knowledge of the Company, no material investigation or review by any Governmental Body with respect to an Acquired Corporation is pending or is being threatened.

2.22 Authority; Binding Nature of Agreement. The Company has the corporate power and authority to execute and deliver and to perform its obligations under this Agreement and to consummate the Transactions, including the Merger, subject to the adoption of this Agreement by holders representing at least a majority of all outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”). Except for the Company Stockholder Approval, no other vote of the holders of any class or series of Company Common Stock or Company Preferred Stock is necessary pursuant to applicable Legal Requirement or the Company’s organizational documents to adopt this Agreement and consummate the Merger. The Board of Directors has unanimously (a) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interest of, the Company and its stockholders, (b) declared it advisable to enter into this Agreement, (c) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger, (d) resolved that the Merger shall be governed by Section 251(c) of the DGCL, upon the terms and subject to the conditions of this Agreement, and (e) resolved to recommend that the stockholders of the Company adopt this Agreement at any meeting of the Company’s stockholders held for such purpose and any adjournment or postponement thereof on the terms and subject to the conditions of this Agreement. The resolutions in the foregoing sentence, subject to Section 5.1, have not been subsequently withdrawn or modified in a manner adverse to Parent as of the date of this Agreement. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles.

2.23 Takeover Laws. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 3.8, the Board of Directors has taken and will take all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL and any other Takeover Law are, and will be, to the extent such restrictions can be rendered inapplicable by action of the Board of Directors under Legal Requirements, inapplicable to the execution, delivery and performance of this Agreement and the CVR Agreement, to the consummation of the Merger and the other Transactions or to the transactions contemplated by the Voting Agreement.

2.24 Non-Contravention; Consents.

(a) The execution and delivery of this Agreement by the Company and the consummation of the Transactions will not: (i) violate or constitute a violation of any of the provisions of the certificate of incorporation or bylaws (or other organizational documents) of any Acquired Corporation; (ii) assuming that the authorizations, consents and approvals referred to in Section 2.24(b) are obtained prior to the Effective Time and the filings referred to in Section 2.24(b) are made and any waiting periods with respect to such filings have terminated or expired prior to the Effective Time, violate or constitute a violation by any Acquired Corporation of any Legal Requirement or order applicable to an Acquired Corporation, or to which an Acquired Corporation is subject; (iii) require any consent or notice under, conflict with, result in breach of, or constitute a default under (or an event that with notice or lapse of time or both would become a default), or give rise to any right of purchase, termination, amendment, cancellation, acceleration or other adverse change of any right or obligation or the loss of any benefit to which an Acquired Corporation is entitled under any provision of any Contract to which any Acquired Corporation is a party; or (iv) result in an Encumbrance (other than a Permitted Encumbrance) on any of the property or assets of any Acquired Corporation; except, in the case of clauses (ii), (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except for the (i) filing of the certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (ii) compliance with the applicable requirements of the Exchange Act (including the filing with the SEC of the Merger Proxy Statement and such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions), (iii) filings required under, and compliance with other applicable requirements of, the HSR Act and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws (if any) and (iv) compliance with the applicable rules and regulations of the SEC and any national securities exchange, the Acquired Corporations are not required to give notice to, make any filing with, or obtain any Consent from any Governmental Body at any time prior to the Closing in connection with the execution and delivery of this Agreement by the Company, or the consummation by the Company of the Merger or the other Transactions, except those that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

2.25 Opinion of Financial Advisors. The Board of Directors (in such capacity) has received the oral opinion (to be subsequently confirmed in writing) of Centerview Partners LLC as financial advisor to the Company, on or prior to the date of this Agreement, that, as of the date of such opinion and based upon and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Merger Consideration, consisting of the Closing Consideration, together with one (1) CVR per Share, to be paid to the holders of Shares (other than Excluded Shares, Dissenting Shares or any Shares held by any Affiliate of the Company or Parent) in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company will make available to Parent solely for informational purposes and on a non-reliance basis, a signed copy of such opinion as soon as possible following the date of this Agreement.

2.26 Brokers and Other Advisors. Except for Centerview Partners LLC, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company. Section 2.26 of the Company Disclosure Schedule sets forth an estimated calculation, based on the Company’s fully diluted equity capitalization as of the Reference Date, of the aggregate amount of fees and commissions that are or would be payable to Centerview Partners LLC in connection with the Transactions (assuming the capitalization of the Company at the Closing is as set forth in Section 2.3(d)).

2.27 Acknowledgments by the Company. The Company is not relying and the Company has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties of

Parent and Merger Sub in Section 3. Such representations and warranties by Parent and Merger Sub constitute the sole and exclusive representations and warranties of Parent and Merger Sub in connection with the Transactions and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent and Merger Sub.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

3.1 Due Organization. Each of Parent and Merger Sub is a corporation or other Entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; and (b) to own and use its assets in the manner in which its assets are currently owned and used, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

3.2 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and activities incidental thereto and has not engaged, and prior to the Effective Time will not engage, in any business activities or conducted any operations other than as contemplated by this Agreement in connection with the Transactions and those incident to Merger Sub’s formation. Either Parent or a wholly owned Subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub, free and clear of all Encumbrances and transfer restrictions, except for Encumbrances or transfer restrictions of general applicability as may be provided under the Securities Act or applicable securities laws.

3.3 Authority; Binding Nature of Agreement. Parent and Merger Sub each have the corporate power and authority to execute and deliver and to perform their respective obligations under this Agreement (and with respect to Parent, the CVR Agreement) and to consummate the Transactions. The board of directors of each of Parent and Merger Sub have approved the respective execution, delivery and performance by Parent and Merger Sub of this Agreement (and with respect to Parent, the CVR Agreement) and the consummation of the Transactions, including the Merger. This Agreement has been duly executed and delivered by Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, this Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub and is enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles. The CVR Agreement, when executed and delivered by Parent, will be a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles.

3.4 Non-Contravention; Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub and of the CVR Agreement by Parent, and the consummation of the Transactions, will not: (i) violate or constitute a violation of any of the provisions of the certificate of incorporation or bylaws (or other organizational documents) of Parent or Merger Sub; (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4(b) are obtained prior to the Effective Time and the filings referred to in Section 3.4(b) are made and any waiting periods with respect to such filings have terminated or expired prior to the Effective Time, violate or constitute a violation by Parent or Merger Sub of any Legal Requirement or order applicable to Parent or Merger Sub, or to which Parent or Merger Sub are subject; or (iii) require any consent or notice under, conflict with, result in breach of, or constitute a default under (or an event that with notice or lapse of time or both would become a default), or give rise to any right of purchase, termination, amendment, cancellation, acceleration or other adverse change of any right or obligation or the loss of any benefit to which Parent or Merger Sub is entitled under any provision of any Contract to which Parent or any of its Subsidiaries is party, except in the case of clauses (ii) and (iii), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Except for the (i) filing of the certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (ii) compliance with the applicable requirements of the Exchange Act (including such reports under the Exchange Act as may be required in connection with this Agreement, the CVR Agreement or any of the transactions contemplated hereby or thereby), (iii) filings required under, and compliance with other applicable requirements of, the HSR Act and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws (if any) and (iv) compliance with the applicable rules and regulations of the SEC and any national securities exchange, neither Parent nor Merger Sub, nor any of Parent’s other Affiliates, is required to give notice to, make any filing with or obtain any Consent from any Governmental Body at any time prior to the Closing in connection with the execution and delivery of this Agreement or the CVR Agreement by Parent or Merger Sub, or the consummation by Parent or Merger Sub of the Merger or the other Transactions, except those that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No vote of Parent’s or Merger Sub’s stockholders is necessary to approve this Agreement, the CVR Agreement or any of the transactions contemplated hereby or thereby (except in the case of Merger Sub as has previously been obtained).

3.5 Disclosure. None of the information with respect to Parent or Merger Sub supplied or to be supplied by or on behalf of Parent or Merger Sub or any of their Subsidiaries, specifically for inclusion or incorporation by reference in the Merger Proxy Statement will, at the time of the filing of such Merger Proxy Statement or any supplement or amendment thereto with the SEC and at the time such Merger Proxy Statement or any supplements or amendments thereto are first distributed or otherwise disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For clarity, the representations and warranties in this

Section 3.5 will not apply to statements or omissions included or incorporated by reference in the Merger Proxy Statement based upon information supplied to Parent by the Company or any of its Representatives on behalf of the Company specifically for inclusion therein.

3.6 Absence of Litigation. As of the date of this Agreement, there is no Legal Proceeding pending and served (or, to the knowledge of Parent, pending and not served or threatened) against Parent or Merger Sub, except as would not, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent or Merger Sub, as of the date of this Agreement, neither Parent nor Merger Sub is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Body, except as would not, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

3.7 Funds. As of the date of this Agreement and at all times through the Effective Time, Parent has and will have (and will make available to Merger Sub in a timely manner) immediately available funds in cash in an amount sufficient to carry out all of Parent and Merger Sub’s obligations under this Agreement and to consummate the Transactions by payment in cash of the aggregate Closing Consideration payable following the Effective Time and the aggregate amounts payable to holders of Company Options, Company Warrants and Company RSUs following the Effective Time pursuant to Section 1.8.

3.8 Ownership of Shares. Except as contemplated by this Agreement, neither Parent nor any of Parent’s controlled Affiliates directly or indirectly owns, and at all times for the past three (3) years, neither Parent nor any of Parent’s controlled Affiliates has owned, beneficially or otherwise, any Shares or any securities, contracts or obligations convertible into or exercisable or exchangeable for Shares, excluding investments made in the ordinary course of business in connection with retirement plans, 401(k) plans, mutual funds, pension plans, or similar arrangements, in each case, not specifically targeted to an investment in Shares and not resulting in record or beneficial ownership of any Shares by Parent or any of its controlled Affiliates. Neither Parent nor any of Parent’s controlled Affiliates is, nor for the past three (3) years has been, an “interested stockholder” of the Company subject to the restrictions on “business combinations” (in each case, as such quote terms are defined under Section 203(c) of the DGCL).

3.9 Acknowledgement by Parent and Merger Sub.

(a) Neither Parent nor Merger Sub is relying and neither Parent nor Merger Sub has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties of the Company in Section 2, including the Company Disclosure Schedule. Such representations and warranties by the Acquired Corporations constitute the sole and exclusive representations and warranties of the Acquired Corporations in connection with the Transactions and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Acquired Corporations.

(b) In connection with the due diligence investigation of the Acquired Corporations by Parent and Merger Sub and their respective Affiliates, stockholders or Representatives, Parent and Merger Sub and their respective Affiliates, stockholders and Representatives have received and may continue to receive after the date hereof from the Company, the other Acquired Corporations and their respective Affiliates, stockholders and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Acquired Corporations and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and agree that Parent and Merger Sub will have no claim against the Acquired Corporations, or any of their respective Affiliates, stockholders or Representatives, or any other Person with respect thereto unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement. Accordingly, Parent and Merger Sub hereby acknowledge and agree that neither the Acquired Corporations nor any of their respective Affiliates, stockholders or Representatives, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement.

3.10 Brokers and Other Advisors. Except for Persons, if any, whose fees and expenses shall be paid by Parent or Merger Sub, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub, or any of their respective Subsidiaries.

SECTION 4

CERTAIN COVENANTS OF THE COMPANY

4.1 Access and Investigation. During the period from the execution and delivery of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement pursuant to Section 7.1 (the “Pre-Closing Period”), upon reasonable advance notice to the Company, the Acquired Corporations shall, and shall cause the respective Representatives of the Acquired Corporations to, provide Parent and Parent’s Representatives with reasonable access during normal business hours of the Company to the Company’s designated Representatives, properties and assets and to all existing books, records, documents and information relating to the Acquired Corporations, and promptly provide Parent and Parent’s Representatives with all reasonably requested information regarding the business of the Acquired Corporations and such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request; provided, however, that any such access shall be conducted at Parent’s expense, at a reasonable time, under the supervision of appropriate personnel of the Acquired Corporations and in such a manner as not to unreasonably interfere with the normal operation of the business of the Acquired Corporations. Nothing herein shall require any of the Acquired Corporations to disclose any information to Parent if such disclosure would, in the Company’s reasonable discretion (after consultation with its outside counsel) and after notice to Parent (i) jeopardize any attorney-client or other legal privilege (so long as the Acquired Corporations have reasonably cooperated with Parent to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto), (ii) contravene any applicable Legal Requirement (so long as the Acquired Corporations have reasonably cooperated with Parent to permit disclosure to the extent not prohibited by Legal Requirements) or (iii) contravene any Contract to which an Acquired Corporation is a party or by which an Acquired Corporation is bound as of the date of this Agreement (so long as the Acquired Corporations have reasonably cooperated with Parent and used their reasonable best efforts to permit disclosure to the extent permitted by such Contract). Notwithstanding the foregoing, nothing in this Section 4.1 shall require an Acquired Corporation to disclose any information to Parent or Parent’s Representatives if such information relates to the applicable portions of the minutes of the meetings of the Board of Directors or any committee thereof (including any presentations or other materials prepared by or for the Board of Directors or such committee thereof) where the Board of Directors or committee thereof discussed (x) the Transactions, or any similar transaction involving an Acquired Corporation, (y) any Acquisition Proposal or (z) a Company Adverse Recommendation Change. With respect to the information disclosed pursuant to this Section 4.1, Parent shall comply with, and shall instruct Parent’s Representatives to comply with, all of its obligations under the Confidential Disclosure Agreement, dated October 19, 2020, as amended by that Amendment No. 1, effective as of July 30, 2021, Amendment No. 2, effective as of August 20, 2021, Amendment No. 3, effective as of October 18, 2022, and Amendment No. 4, dated as of August 30, 2023 and effective as of January 1, 2023, by and between the Company and Parent (the “Confidentiality Agreement”).

4.2 Operation of the Acquired Corporations’ Business. During the Pre-Closing Period, except (x) as required or expressly provided by this Agreement or as required by applicable Legal Requirements, (y) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), or (z) with respect to Section 4.2(a), as set forth in Section 4.2(a) of the Company Disclosure Schedule and with respect to Section 4.2(b), as set forth in Section 4.2(b) of the Company Disclosure Schedule:

(a) the Company shall, and shall cause each Acquired Corporation to (i) conduct its business in the ordinary course consistent with past practice in all material respects and (ii) use reasonable best efforts to preserve each Acquired Corporation’s business organizations substantially intact and preserve existing relations with employees, customers, suppliers, licensors, licensees, Governmental Bodies and other Persons with whom the Acquired Corporations have significant business relationships; and

(b) the Acquired Corporations shall not:

(i) (1) establish a record date for, declare, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares), or

(2) repurchase, redeem or otherwise reacquire any of the Shares, or any rights, warrants or options to acquire any of the Shares, other than: (A) forfeitures of Company Options or Company RSUs (or, in each case, Shares issued upon the exercise thereof) outstanding on the date hereof (in cancellation thereof) pursuant to the terms of any such Company Option or Company RSU (as in effect as of the date hereof) between the Company and a Company Associate; (B) in connection with withholding to satisfy the exercise price and/or Tax obligations with respect to Company Options or Company RSUs pursuant to the terms thereof (as in effect as of the date hereof); or (C) between the Company and a wholly owned Acquired Corporation or between wholly owned Acquired Corporations;

(ii) split, combine, subdivide or reclassify any Shares or other equity interests;

(iii) sell, issue, grant, deliver, pledge, transfer, encumber or authorize the sale, issuance, grant, delivery, pledge, transfer or encumbrance of (A) any capital stock, equity interest or other security, (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security, or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security (except (x) that the Company may issue Shares as required to be issued upon the exercise or vesting (as the case may be) of Company Options, Company RSUs or Company Warrants outstanding as of the date of this Agreement as required by the terms thereof (as in effect as of the date hereof), or issuable to participants in the Company ESPP as required by the terms thereof or (y) with respect to sales, grants, pledges, transfers or encumbrances (or authorizations with respect any of the foregoing) constituting Encumbrances created or incurred in connection with any Indebtedness permitted to be established or incurred under Section 4.2(b)(xii));

(iv) except as set forth in Section 1.8 or as required under any Employee Plan as in effect on the date of this Agreement and that is set forth on Section 2.17(a) of the Company Disclosure Schedule or as required by applicable Legal Requirements, establish, adopt, enter into, terminate or materially amend any Employee Plan (or any plan, program, policy, contract, arrangement or agreement that would be an Employee Plan if it were in existence on the date hereof), or amend or waive any of its rights under, or accelerate the vesting, funding or payment of any compensation or benefits under, any provision of any of the Employee Plans (or any plan, program, policy, contract, arrangement or agreement that would be an Employee Plan if it were in existence on the date hereof) or reduce any exercise or purchase price of Company Options or grant any employee or director any increase in compensation, bonuses or other benefits;

(v) hire or terminate (other than for cause) any employee or independent contractor with an annual base salary or annual base compensation (as applicable) in excess of $300,000;

(vi) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

(vii) (A) form any Subsidiary, (B) acquire any equity or voting interest (including by merger) in any other Entity, (C) acquire a material portion of the assets of any other Person (other than any acquisition of supplies, raw materials, inventory or products in the ordinary course of business) or (D) enter into any joint venture, partnership, limited liability corporation or similar arrangement;

(viii) make or authorize any capital expenditure (except that the Acquired Corporations may make capital expenditures that do not exceed $500,000 in the aggregate);

(ix) acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, relinquish or permit to lapse, fail to diligently prosecute, enforce or maintain, fail to renew (in each case, other than any Patent (1) expiring at the end of its statutory term or abandonment of any application for registration of any Intellectual Property Right in the ordinary course of business consistent with past practice and (2) that is not material to the operation of the business of the Acquired Corporations taken as a whole), transfer or assign, guarantee, exchange or swap, mortgage or subject to any material Encumbrance (other than Permitted Encumbrances) any material right or other material asset or property (except (A) with respect to Intellectual Property Rights, non-exclusive licenses in the ordinary course of business consistent with past practice (including entering into clinical trial agreements and material transfer agreements in the ordinary course of business consistent with past practice), (B) with respect to tangible assets, pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Acquired Corporations, (C) capital expenditures permitted by clause (vii) of this Section 4.2(b), (D) transactions between the Company and another wholly-owned Acquired Corporation or between wholly-owned Acquired Corporations or (E) with respect to pledges, sales or other dispositions constituting Encumbrances created or incurred in connection with any Indebtedness permitted to be established or incurred under Section 4.2(b)(xii));

(x) make any material and adverse change to any privacy policy or privacy notice of any Acquired Corporation, except as required to comply with Legal Requirements;

(xi) except pursuant to an Acceptable Confidentiality Agreement, disclose any trade secrets or other material confidential information relating to any of the Company’s products other than pursuant to a binding written confidentiality and non-disclosure agreement entered into in the ordinary course of business, and with respect to any trade secrets, with protections sufficient to protect and maintain the trade secret as a trade secret under applicable Legal Requirements;

(xii) lend money or make capital contributions or advances to or make investments in, any Person, or incur or guarantee any Indebtedness (except for (A) advances to directors, employees and consultants for travel and other business related expenses in the ordinary course of business consistent with past practice and in compliance with the Company’s policies related thereto and (B) advances of expenses as required under the Company’s certificate of incorporation or bylaws or any Contract set forth on Section 2.10(a)(iv) of the Company Disclosure Schedule and made available to Parent before the date of this Agreement);

(xiii) without limiting or otherwise modifying the restrictions set forth in any other clause of this Section 4.2(b) except in the ordinary course of business consistent with past practice or as otherwise permitted by this Section 4.2(b), (A) amend or modify in any material respect, waive any rights under, terminate, replace or release, settle or compromise any material rights or claims under any Material Contract or (B) enter into any Contract which would have been a Material Contract if such Contract was outstanding as of the execution and delivery of this Agreement;

(xiv) except as required by applicable Legal Requirements, (A) make any material change to any accounting method or accounting period used for Tax purposes or change any annual Tax accounting period; (B) make, rescind or change any material Tax election; (C) file a material amended Tax Return; (D) enter into a closing agreement with any Governmental Body regarding any material Tax liability or assessment or file a request for a ruling or other relief regarding any material Tax matter with any Governmental Body; (E) settle, compromise or consent to any material Tax claim or assessment or surrender a right to a material Tax refund; or (F) waive or extend the statute of limitations with respect to any material Tax or material Tax Return, other than automatic waivers or extensions obtained in the ordinary course of business;

(xv) commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to any such Legal Proceeding prior to commencement thereof); or (C) in connection with a breach of this Agreement or any other agreements contemplated hereby;

(xvi) settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim) against any Acquired Corporation, other than any settlement, release, waiver or compromise that (A) results solely in monetary obligations involving only the payment of monies by the Acquired Corporations of not more than $500,000 individually or $1,000,000 in the aggregate or (B) results in no monetary or other material non-monetary obligation of any Acquired Corporation; provided that the settlement, release, waiver or compromise of any Legal Proceeding or claim brought by the stockholders of the Company against the Company and/or its directors relating to the Transactions or a breach of this Agreement or any other agreements contemplated hereby shall be subject to Section 1.7 or Section 5.6, as applicable;

(xvii) (A) modify, terminate, extend, or enter into any Labor Agreement or (B) recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of the Company or its Subsidiaries;

(xviii) implement any employee layoffs, temporary layoffs, furloughs, reductions in force, plant closings, work schedule changes, reductions in compensation or other similar actions that could reasonably be expected to trigger notice obligations under the WARN Act;

(xix) waive or release any noncompetition, nonsolicitation, noninterference, nondisparagement, nondisclosure or other material restrictive covenant obligation of any current or former employee or independent contractor of the Company or its Subsidiaries;

(xx) adopt or implement any stockholder rights plan or similar arrangement;

(xxi) fail to maintain in full force and effect the existing insurance policies of the Acquired Corporations or to renew or replace such insurance policies with comparable insurance policies;

(xxii) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Acquired Corporations; or

(xxiii) authorize any of, or agree or commit to take, any of the actions described in the foregoing clauses (i) through (xxii) of this Section 4.2(b).

Notwithstanding the foregoing, nothing contained herein shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Acquired Corporations prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its, if applicable, Subsidiaries’ respective operations.

(c) Subject to Section 4.1, from the date hereof until the Effective Time, the Company shall (i) provide Parent with a reasonable opportunity to review the material portions of any applications or filings to be made with the FDA or any other Healthcare Regulatory Authority, and any material correspondence or other material communication proposed to be submitted or otherwise transmitted to the FDA or any other Healthcare Regulatory Authority by the Company with respect to the Company’s products or clinical activities, (ii) to the extent reasonably practicable and permissible under applicable Legal Requirements, consult with Parent in connection with any proposed meeting with the FDA or any other Healthcare Regulatory Authority relating to the Company’s products or clinical activities, and (iii) to the extent reasonably practicable and permissible under applicable Legal Requirements, keep Parent reasonably informed of any material communication (written or oral) with or from the FDA or any other Healthcare Regulatory Authority regarding the Company’s products or clinical activities.

4.3 No Solicitation.

(a) For the purposes of this Agreement, “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that (i) contains provisions that are not less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and (ii) does not prohibit the Company from providing any information to Parent in accordance with this Section 4.3 or otherwise prohibit the Company from complying with its obligations under this Section 4.3 and Section 5.1.

(b) Except as permitted by this Section 4.3, during the Pre-Closing Period the Acquired Corporations shall not, and shall cause their Representatives not to, directly or indirectly, (i) continue any solicitation, knowing encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal; (ii) (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with, or for the purpose of soliciting or knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal or (C) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; or (iii) waive or release any Person from, forebear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other Contract, or take any action to exempt any Person (other than Parent, Merger Sub or their Affiliates) from the restrictions on “business combinations” or any similar provision contained in applicable Takeover Laws or the organizational and other governing documents of an Acquired Corporation, unless in the case of this clause (iii), the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Legal Requirements. As promptly as reasonably practicable following the date hereof (and in any event within twenty-four (24) hours), the Company shall terminate access to any data room or similar facility established by the Company or its Representatives in connection with a potential Acquisition Proposal, and the Company shall request not later than two (2) business days following the date hereof the prompt return or destruction of all non-public information previously furnished to any Person (other than Parent and Parent’s Representatives) during the twelve (12) months before the date of this Agreement in accordance with any confidentiality agreement entered into in connection with a potential Acquisition Proposal. The Company shall be responsible for any action taken by its or the other Acquired Corporations’ Representatives that, had such action been taken by the Company, would constitute a breach of this Section 4.3 and any such action taken by any Representative of an Acquired Corporation shall constitute a breach of this Section 4.3 by the Company.

(c) Notwithstanding anything in this Agreement to the contrary, if at any time after the execution and delivery of this Agreement and prior to the receipt of the Company Stockholder Approval (the “Cut-off Time”) any Acquired Corporation or any of their Representatives receives a bona fide written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made or renewed after the execution and delivery of this Agreement and did not arise out of or result from a breach of this Section 4.3 or Section 5.1, and the Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such (i) Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Offer and (ii) the failure to take such action described in clauses

(x) or (y) of this Section 4.3(c) would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Legal Requirements, then the Company and its Representatives may until the Cut-Off Time (x) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Acquired Corporations to the Person or group of Persons who has made such Acquisition Proposal and the Representatives of such Person or group of Persons; provided that the Company shall as promptly as practicable (and in any event within twenty-four (24) hours) provide to Parent any non-public information concerning the Acquired Corporations that is provided to any Person to the extent access to such information was not previously provided to Parent or its Representatives and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal and the Representatives of such Person or group of Persons. If the Board of Directors makes any determination described in the foregoing clauses (i) or (ii) of this Section 4.3(c) or takes any initial action set forth in the foregoing clauses (x) or (y) of this Section 4.3(c), the Company shall notify Parent within twenty-four (24) hours thereof.

(d) During the Pre-Closing Period, the Company shall (i) promptly (and in any event within twenty-four (24) hours after the receipt thereof) notify Parent if any inquiries, proposals or offers with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal are received by any Acquired Corporation and provide to Parent (x) a copy of any written Acquisition Proposal or written inquiries, proposals or offers with respect thereto (including any proposed term sheet, letter of intent, acquisition agreement, financing commitment or similar agreement with respect thereto, to the extent such documents are provided to the Company in connection with such Acquisition Proposal) and a summary of any material unwritten terms and conditions thereof and (y) the identity of the Person or group of Persons making such inquiry, proposal or offer and (ii) keep Parent reasonably informed of the status of, and any material developments, discussions or negotiations regarding, any such inquiry, proposal, offer or Acquisition Proposal on a reasonably prompt basis (and in any event within twenty-four (24) hours of such material development, discussion or negotiation). The Company will, promptly upon receipt or delivery thereof (and in any event within twenty-four (24) hours), provide Parent with copies of all drafts and final versions of definitive agreements, including schedules and exhibits thereto relating to such Acquisition Proposal, in each case, exchanged between the Company or any of its Representatives, on the one hand, and the Person making such Acquisition Proposal or any of its Representatives, on the other hand.

(e) Nothing in this Section 4.3 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, including any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or (ii) making any disclosure to the stockholders of the Company that is required by applicable Legal Requirements; provided, however, that nothing in this Section 4.3(e) shall permit the Board of Directors to make a Company Adverse Recommendation Change other than in accordance with the provisions of Section 5.1(b) and, unless the Board of Directors has made a Company Adverse Recommendation Change in accordance with the provisions of Section 5.1(b) that remains in effect and has not been withdrawn, such disclosure shall state that the Company Board Recommendation continues to be in effect.

4.4 Preparation of Merger Proxy Statement; Stockholder Meeting.

(a) As promptly as reasonably practicable (and in any event within fifteen (15) business days) after the date of this Agreement, the Company shall prepare and file with the SEC the Merger Proxy Statement. The Company shall give Parent and its Representatives a reasonable opportunity to review and comment on the initial preliminary Merger Proxy Statement and all subsequent forms or versions of or supplements or amendments to the Merger Proxy Statement prior to the filing thereof with the SEC or dissemination to the holders of Shares, and the Company shall give reasonable and good faith consideration to any timely comments thereon made by Parent or its Representatives. Parent and Merger Sub shall promptly supply to the Company in writing, for inclusion in the Merger Proxy Statement, all information concerning Parent and Merger Sub and their Affiliates required under applicable Legal Requirements to be included in the Merger Proxy Statement as is reasonably requested by the Company. Parent, Merger Sub and the Company shall cooperate in good faith to determine the information regarding each of them that is necessary to include in the Merger Proxy Statement in order to satisfy applicable Legal Requirements. The Company covenants and agrees that the Merger Proxy Statement (i) at the time the Merger Proxy Statement (including the preliminary Merger Proxy Statement and all subsequent forms or versions of or supplements or amendments to the Merger Proxy Statement) is filed with the SEC, (ii) at the time the Merger Proxy Statement is first published, sent or disseminated to the holders of Shares, and (iii) at the time of the Company Stockholder Meeting, will (A) comply in all material respects with the Exchange Act and other applicable Legal Requirements and (B) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Merger Proxy Statement. Each of Parent, Merger Sub and the Company agrees to respond promptly to any comments of the SEC or its staff and to promptly correct any information provided by it for use in the Merger Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Merger Proxy Statement as so corrected to be promptly filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable Legal Requirements. The Company shall (x) promptly notify Parent of the receipt of, and promptly provide Parent copies of, all comments (including oral comments) from, and all correspondence with, the SEC or its staff with respect to the Merger Proxy Statement and shall promptly notify Parent of any request by the SEC or its staff for any supplement or amendment thereto or for additional information, (y) provide Parent and its counsel with a reasonable opportunity to review and comment on any proposed correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Merger Proxy Statement and shall give reasonable and good faith consideration to any timely comments thereon made by Parent or its Representatives and (z) promptly provide Parent with final copies of any correspondence sent by the Company or any of its Representatives to the SEC or its staff with respect to the Merger Proxy Statement, and of any supplements or amendments to the Merger Proxy Statement. The Merger Proxy Statement shall include the Company Board Recommendation, unless the Board of Directors has made a Company Adverse Recommendation Change in compliance with Section 5.1. The Merger Proxy Statement shall include (i) the fairness opinion of the Company’s financial advisor referenced in Section 2.25, (ii) the notice of the Company Stockholder Meeting and (iii) the notice and other information required by Section 262(d) of the DGCL.

(b) The Company shall establish a record date for, duly call, convene and hold a meeting of its stockholders for the purpose of voting upon the adoption of this Agreement (together with any adjournments or postponements thereof, the “Company Stockholder Meeting”) as reasonably promptly as practicable after the date on which the SEC confirms that it will not review or has no further comments on the Merger Proxy Statement (the “SEC Clearance Date”; provided, that if the SEC has failed to affirmatively notify the Company within ten (10) calendar days after the initial filing of the Merger Proxy Statement with the SEC that it will or will not be reviewing the Merger Proxy Statement, then such date shall be the “SEC Clearance Date”). The Company Stockholder Meeting shall in no event be scheduled for later than the fortieth (40th) day following the first mailing of the Merger Proxy Statement to the Company’s stockholders without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed). Within five (5) business days after the date of this Agreement (and thereafter, upon the reasonable request of Parent), the Company shall conduct “broker searches” in accordance with Rule 14a-13 of the Exchange Act in a manner to enable the Company Stockholder Meeting to be held by such date. In connection with the foregoing, the Company shall file the definitive Merger Proxy Statement with the SEC and cause the definitive Merger Proxy Statement to be mailed to the Company’s stockholders as of the record date established for the Company Stockholder Meeting as reasonably promptly as practicable and in any event within four (4) business days after the SEC Clearance Date. The Company may adjourn or postpone the Company Stockholder Meeting solely (i) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), (ii) for the absence of a quorum at the Company Stockholder Meeting, (iii) to the extent necessary, and for the minimum period required by applicable Legal Requirements or the rules and regulations of Nasdaq, to allow reasonable additional time for the filing and/or mailing, and review by the Company’s stockholders prior to the date of the Company Stockholder Meeting, of any supplemental or amended disclosure that the Board of Directors determines in good faith (after consultation with outside legal counsel) is required by applicable Legal Requirements or the rules and regulations of Nasdaq or (iv) to allow additional solicitation of votes in order to obtain the Company Stockholder Approval. Notwithstanding the foregoing, the Company may not, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), postpone the Company Stockholder Meeting more than a total of three (3) times pursuant to clauses (ii) or (iv) of the immediately preceding sentence, and no such postponement or adjournment pursuant to clauses (ii) or (iv) of the immediately preceding sentence shall be, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), for a period exceeding ten (10) business days. Upon prior written request of Parent, the Company shall adjourn or postpone the Company Stockholder Meeting to a date specified by Parent under the circumstances described in clauses (ii) or (iv) of the sentence that precedes the immediately preceding sentence; provided, however, that in no event shall the

Company Stockholder Meeting be so postponed or adjourned at the request of Parent more than twice or for more than twenty (20) business days in the aggregate, or to a date that is less than four (4) business days prior to the End Date, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). Once the Company has established a record date for the Company Stockholder Meeting, the Company shall not change such record date or establish a different record date for the Company Stockholder Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Legal Requirements. Unless the Board of Directors shall have made a Company Adverse Recommendation Change in compliance with Section 5.1, the Company shall use reasonable best efforts to obtain the Company Stockholder Approval, including to solicit proxies in favor of the adoption of this Agreement. Unless this Agreement is validly terminated in accordance with Section 7.1, the Company shall submit this Agreement to its stockholders at the Company Stockholder Meeting even if the Board of Directors shall have made a Company Adverse Recommendation Change or proposed or announced any intention to do so. The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last seven (7) business days prior to the date of the Company Stockholder Meeting as to the aggregate tally of proxies received by the Company with respect to the Company Stockholder Approval. Without the prior written consent of Parent, the adoption of this Agreement and a nonbinding advisory vote on compensation matters shall be the only matters (other than related procedural matters) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholder Meeting.

SECTION 5

ADDITIONAL COVENANTS OF THE PARTIES

5.1 Company Board Recommendation.

(a) During the Pre-Closing Period, subject to Section 5.1(b), neither the Board of Directors nor any committee thereof shall (i)(A) withdraw or qualify (or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw or qualify (or modify in a manner adverse to Parent or Merger Sub), the Company Board Recommendation or (B) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the Company to execute or enter into any Contract with respect to any Acquisition Proposal, or Contract that would require, or would reasonably be expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions (other than an Acceptable Confidentiality Agreement).

(b) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Cut-off Time:

(i) if any Acquired Corporation has received a bona fide written Acquisition Proposal from any Person that has not been withdrawn and after consultation with outside legal counsel, the Board of Directors shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, (x) the Board of Directors may make a Company Adverse Recommendation Change, or (y) solely if such Acquisition Proposal did not arise out of or result from a material breach of Sections 4.3 or 5.1, the Company may terminate this Agreement pursuant to Section 7.1(e) to enter into a Specified Agreement with respect to such Superior Offer, in each case under (x) or (y), if and only if: (A) the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Legal Requirements; (B) the Company shall have given Parent prior written notice of its intention to consider making a Company Adverse Recommendation Change or terminating this Agreement pursuant to Section 7.1(e) at least three (3) business days prior to making any such Company Adverse Recommendation Change or termination (a “Determination Notice”) (which notice shall not constitute a Company Adverse Recommendation Change or termination) and, if desired by Parent, during such three (3)-business day period shall have negotiated in good faith with respect to any revisions to the terms of this Agreement or another proposal, to the extent proposed by Parent, so that such Acquisition Proposal would cease to constitute a Superior Offer; and (C) (1) the Company shall have provided to Parent, prior to the commencement of such three (3)-business day period, the information with respect to such Acquisition Proposal required to be provided pursuant to Section 4.3(c) and Section 4.3(d), (2) the Company shall have given Parent the three (3)-business day period after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Offer, and (3) after giving effect to the proposals made by Parent during such period, if any, after consultation with the Company’s outside legal counsel, the Board of Directors shall have determined, in good faith, that such Acquisition Proposal continues to constitute a Superior Offer and that the failure to make the Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(e) would be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Legal Requirements. Issuance of any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall not be considered a Company Adverse Recommendation Change and shall not require the giving of a Determination Notice or compliance with the procedures set forth in this Section 5.1 to the extent that any such communication expressly reaffirms the Company Board Recommendation. The provisions of this Section 5.1(b)(i) shall also apply to any financial or other material amendment to any Acquisition Proposal and shall require a new Determination Notice, except that the references to three (3) business days shall be deemed to be two (2) business days; and

(ii) other than in connection with an Acquisition Proposal, the Board of Directors may make a Company Adverse Recommendation Change in response to an Intervening Event if and only if: (A) the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Legal Requirements; (B) the Company shall have given Parent a Determination Notice describing in reasonable detail the facts and circumstances relating to such Intervening Event and that render a Company Adverse Recommendation Change necessary at least three (3) business days prior to making any such Company Adverse Recommendation Change and, if desired by Parent, during such three (3)-business day period shall have negotiated in good faith with respect to any revisions to the terms of this Agreement or another proposal to the extent proposed by Parent so that a Company Adverse Recommendation Change would no longer be necessary; and (C) (1) the Company shall have given Parent the three (3)-business day period after its receipt of the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that a Company Adverse Recommendation Change would no longer be necessary, and (2) after giving effect to the proposals made by Parent during such period, if any, after consultation with the Company’s outside legal counsel, the Board of Directors shall have determined, in good faith, that the failure to make the Company Adverse Recommendation Change would continue to be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Legal Requirements. The provisions of this Section 5.1(b)(ii) shall also apply to any material change to the facts and circumstances relating to such Intervening Event, which shall require a new Determination Notice, except that the references to three (3) business days shall be deemed to be two (2) business days.

5.2 Notices, Filings, Consents and Approvals.

(a) Subject to the remainder of this Section 5.2, the Parties agree to use (and shall cause their respective Affiliates to use) their reasonable best efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under applicable Legal Requirements, that may be asserted by any Governmental Body, so as to enable the Closing to occur as promptly as practicable, but in no case later than the End Date. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Parent, Merger Sub or any of their Affiliates be required to propose, negotiate, undertake, commit to or consent to any divestiture, sale, disposition, licensing, hold separate order or other structural or conduct relief, or other operational undertakings, in order to obtain clearance from any Governmental Body. Nothing in this Section 5.2 shall require Parent, Merger Sub or the Company to take or agree to take any action unless the effectiveness of such action is conditioned upon Closing, and the Company shall not take or propose to undertake any divestiture, sale, disposition, license, hold separate order or other structural or conduct relief, or other operational undertaking without Parent’s prior consent (which may be given or withheld in Parent’s sole discretion).

(b) Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if any Legal Proceeding under applicable Antitrust Laws, whether judicial or administrative, is instituted by a Governmental Body challenging or seeking to restrain or prohibit the Transactions, the Parties shall (and shall cause their respective Affiliates to) defend through litigation on the merits any claim asserted in court by any party under Antitrust Laws in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that could restrain, delay, or prevent the Closing by the End Date. Parent shall not, without the consent of the Company, commit to or agree with any Governmental Body to stay, toll or extend any applicable waiting period or withdraw its filing under the HSR Act or any other applicable Antitrust Laws, or enter into any similar timing agreement, without the prior written consent of the Company (in each case, not to be unreasonably withheld, conditioned or delayed). Subject to the terms of this Section 5.2, and subject to Parent consulting with and considering in good faith the views and comments of the Company, Parent shall have the right to (i) direct, devise and implement the strategy for obtaining any necessary approval of, and for responding to any request from, or inquiry or investigation by (including directing the nature and substance of all such responses), and lead all meetings and communications (including any negotiations) with, any Governmental Body in connection with Regulatory Filings and (ii) control the defense and settlement of any investigation or Legal Proceeding relating to the Transactions that is brought by or before any Governmental Body in connection with the Regulatory Filings.

(c) Subject to the terms and conditions of this Agreement, each of the Parties shall (and shall cause their respective Affiliates, if applicable, to): (i) as promptly as reasonably practicable make an appropriate filing of all notification and report forms as required by the HSR Act with respect to the Transactions and (ii) cooperate with each other in determining whether, and promptly preparing and making, any other filings, notifications or other consents are required to be made with, or obtained from, any other Governmental Bodies in connection with the Transactions (the foregoing clauses (i) and (ii) collectively, “Regulatory Filings”).

(d) Without limiting the generality of anything contained in this Section 5.2, during the Pre-Closing Period, each Party shall (i) give the other Parties prompt notice of the making or commencement of any substantive request, inquiry, investigation, action or Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the Transactions, (ii) keep the other Parties reasonably informed as to the status of any such substantive request, inquiry, investigation, action or Legal Proceeding, (iii) promptly inform the other Parties of, and wherever practicable give the other Parties reasonable advance notice of, and the opportunity to participate in, any substantive communication to or from the FTC, DOJ or any other Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, (iv) promptly furnish to the other Parties, subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, copies of documents provided to or received from any Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding (other than “4(c) documents” as that term is used in the rules and regulations under the HSR Act, that contain valuation information (which can be redacted)), (v) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, and to the extent reasonably practicable, consult and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding, and (vi) except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any such request, inquiry, investigation, action or Legal Proceeding in respect of the Transactions, give the other party reasonable advance notice of, and permit authorized Representatives of the other Party to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any argument, opinion or proposal made or submitted to any Governmental Body in connection with such request, inquiry, investigation, action or Legal Proceeding.

Notwithstanding anything to the contrary in this Section 5.2, the Parties may (x) as they deem reasonably advisable and necessary based on the advice of outside counsel to prevent a violation of Antitrust Law, designate competitively sensitive materials and information provided to the other under this Section 5.2 as “outside counsel only” and such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials, and (y) redact materials provided to one another (A) to remove information concerning valuation of the other Party, as applicable; (B) as necessary to comply with Legal Requirements and Contracts; and (C) as necessary to address reasonable attorney-client privilege or other privilege or confidentiality concerns.

(e) The Company shall give prompt notice to Parent of any event, development, occurrence, circumstance, change or effect that has had or would reasonably be expected to have a Material Adverse Effect, or would reasonably be expected to make the satisfaction of any of the conditions set forth in Section 6.1 or Section 6.2 impossible on or prior to the End Date, and Parent shall give prompt notice to the Company of any event, development, occurrence, circumstance, change or effect that has had or would reasonably be expected to have a Parent Material Adverse Effect, or would reasonably be expected to make the satisfaction of any of the conditions set forth in Section 6.1 or Section 6.3 impossible on or prior to the End Date.

(f) The delivery of any notice pursuant to Section 5.2(e) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party.

5.3 Employee Benefits. For a period ending on the first anniversary of the Effective Time (or until the date of termination of the relevant Continuing Employee, if earlier) (the “Continuation Period”), Parent shall provide, or cause to be provided, to each employee of the Company or its Subsidiaries who is employed by the Company or its Subsidiaries as of immediately prior to the Effective Time and who continues to be actively employed by the Surviving Corporation (or any Affiliate thereof, including, for the avoidance of doubt, Parent and Parent’s Affiliates) during such Continuation Period (each, a “Continuing Employee”) with (i) a base salary or wage rate and target annual cash compensation opportunities that are no less favorable, in the aggregate, than that provided to such Continuing Employee by any Acquired Corporation immediately prior to the Effective Time, and (ii) employee benefits that are substantially comparable in the aggregate to, in the discretion of Parent, (A) those provided to such Continuing Employee by any Acquired Corporation immediately prior to the Effective Time under Employee Plans set forth on the Section 2.17(a) of the Company Disclosure Schedule (other than under any defined benefit pension, post-employment welfare, nonqualified deferred compensation, retention, change in control or similar compensation or benefits, equity or equity-based incentive plans or arrangements or employee stock purchase plans (the “Specified Arrangements”)), (B) those provided to similarly situated employees of Parent or its Affiliates (other than the Specified Arrangements), or (C) a combination of (A) and (B). Without limiting the foregoing:

(a) Parent shall, or shall cause the Surviving Corporation to, use reasonable best efforts to cause all Continuing Employees to be eligible to continue to participate in the Surviving Corporation’s group health and welfare benefit plans in which such Continuing Employee participated immediately prior to the Effective Time (to the same extent and for the same purpose such Continuing Employees were eligible to participate under the corresponding Employee Plans set forth on Section 2.17(a) of the Company Disclosure Schedule (other than the Specified Arrangements) immediately prior to the Effective Time); provided, however, that (i) nothing in this Section 5.3 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation to establish, amend or terminate any Employee Plan, Parent Plan, or other benefit or compensation plan, program, policy, arrangement or agreement at any time and (ii) if Parent or the Surviving Corporation terminates any Employee Plan that is a group health or welfare benefit plan then the Parent shall use reasonable best efforts to cause the Continuing Employees to be eligible to participate in the Surviving Corporation’s (or an Affiliate’s, including, for the avoidance of doubt, Parent’s and Parent’s Affiliates’) corresponding health and welfare benefit plan to the same extent and for the same purposes such Continuing Employee satisfied the eligibility requirements under the corresponding Employee Plans. To the extent that service is relevant for eligibility or vesting under any benefit plan of Parent and/or the Surviving Corporation(other than the Specified Arrangements) (the “Parent Plans”), then Parent shall, or shall cause the Surviving Corporation to, use reasonable best efforts to, provide that such Parent Plan shall, for purposes of eligibility and vesting, but not for purposes of defined benefit pension accrual or future equity awards, credit Continuing Employees for service prior to the Effective Time with the Company and its Affiliates or their respective predecessors to the same extent that such service was recognized prior to the Effective Time under the analogous benefit plan of the Company or the same purpose; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits or compensation. In addition, Parent and/or the Surviving Corporation shall credit each Continuing Employee with paid time off equal to the accrued paid time off such Continuing Employee had accrued with the Company that was unused as of the Effective Time. To the extent that service is relevant for severance and paid time off benefit levels, following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, provide that any severance or paid time off benefit of Parent and/or the Surviving Corporation shall, for purposes of benefit levels only, credit Continuing Employees for service prior to the Effective Time with the Company to the same extent and for the same purpose that such service was recognized prior to the Effective Time under the analogous Employee Plan that is a severance or paid time off plan.

(b) Following the Effective Time, Parent or an Affiliate of Parent shall use reasonable best efforts to (i) waive any preexisting condition limitations otherwise applicable to Continuing Employees and their eligible dependents under any Parent Plan that is a group health plan in which Continuing Employees are eligible to participate following the Effective Time in the plan year in which the Effective Time occurs, other than any limitations that were in effect with respect to such Continuing Employees immediately prior to the Effective Time under the corresponding Employee Plan, (ii) during the plan year in which the Effective Time occurs, honor any deductible, coinsurance and out-of-pocket maximums paid by the Continuing Employees and their eligible dependents under the Employee Plan that is a group health plan in which such Continuing Employee participated immediately prior to transitioning onto the corresponding Parent Plan that is a group health plan for the portion of the plan year prior to such transition in satisfying any deductibles, coinsurance or out-of-pocket maximums under the Parent Plan that is a group health plan, and (iii) for the plan year in which the Effective Time occurs, waive any waiting period limitation or evidence of insurability requirement under the applicable Parent Plans that would otherwise be applicable to a Continuing Employee and his or her eligible dependents on or after the Effective Time, in each case to the extent such Continuing Employee or eligible dependent had satisfied such limitations or requirements under the analogous Employee Plan in which such Continuing Employee participated immediately prior to the Effective Time.

(c) If requested by Parent at least five (5) days prior to the Closing Date, the Company shall, no later than one (1) business day prior to the Closing Date, cease contributions to, and adopt a written consent or resolution and take other necessary and appropriate action to, terminate the Mirati Therapeutics, Inc. 401(k) Plan (the “401(k) Plan”) and to one hundred percent (100%) vest all participants under the 401(k) Plan, with such termination and vesting to be effective no later than the business day immediately prior to the Closing Date; provided, however, that such 401(k) Plan cessation of contributions, vesting and termination may be made contingent upon the Closing. The Company shall provide Parent with an advance copy of such proposed consent or resolutions (and any related documents) and a reasonable opportunity to comment thereon prior to adoption or execution.

(d) Parent shall provide, or shall cause its Affiliates to provide, each Continuing Employee who experiences a termination of employment from Parent or any of their respective Affiliates during the Continuation Period with severance benefits that are no less favorable, in the aggregate, than those that would have been provided to such Continuing Employee by any Acquired Corporation under the applicable severance policies had such termination occurred prior to the Effective Time.

(e) The provisions of this Section 5.3 are solely for the benefit of the Parties, and no provision of this Section 5.3 is intended to, or shall, constitute the establishment, termination, or adoption of or an amendment to any Employee Plan, Parent Plan, or other benefit or compensation plan, program, policy, agreement, or arrangement, and no current or former employee or any other individual or Person associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement or have the right to enforce the provisions hereof. Nothing in this Section 5.3 or elsewhere in this Agreement shall be construed to create a right in any Person to employment or engagement with Parent, the Surviving Corporation or any other Affiliate of the Surviving Corporation or to any compensation or benefits and the employment of each Continuing Employee shall be “at will” employment.

5.4 ESPP. The Company shall take all actions necessary pursuant to the terms of the Company ESPP to provide that (i) participation in the Company ESPP shall be limited to those employees who are participants in the Company ESPP as of the date of this Agreement, (ii) such participants may not increase their payroll deduction elections or purchase elections from those in effect on the date of this Agreement, (iii) no new offering period other than the offering period in effect as of the date of this Agreement, will be authorized, continued or commenced following the date hereof under the Company ESPP, (iv) the Company ESPP shall terminate, effective no later than the earlier of (A) the end of the current offering period and (B) the fifth trading day before the Effective Time, and (v) each purchase right issued pursuant to the Company ESPP under the purchase period ongoing as of the date hereof shall be fully exercised not later than five (5) business days prior to the Effective Time.

5.5 Indemnification of Officers and Directors.

(a) For a period of six (6) years from the Effective Time, Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) now existing in favor of the current or former directors or officers of any Acquired Corporation pursuant to the organizational documents thereof and any indemnification or other similar agreements of any Acquired Corporation set forth in Section 5.5(a) of the Company Disclosure Schedule, in each case as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms, and the Acquired Corporations shall perform their obligations thereunder. Without limiting the foregoing, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent shall, and shall cause its Subsidiaries to, indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of any Acquired Corporation or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of any Acquired Corporation as a director or officer of another Person (the “Indemnified Persons”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time, including this Agreement and the transactions and actions contemplated hereby), arising out of or pertaining to the fact that the Indemnified Person is or was a director or officer of any Acquired Corporation or is or was serving at the request of any Acquired Corporation as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Legal Requirements. In the event of any such claim, action, suit or proceeding, (x) Parent shall, and shall cause its Subsidiaries to, pay, in advance of the final disposition of such claim, action, suit or proceeding, any expenses incurred in defense thereof by the Indemnified Person upon receipt of an undertaking by such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified pursuant to the preceding sentence and (y) Parent shall, and shall cause its Subsidiaries to, reasonably cooperate in the defense of any such matter.

(b) For a period of six (6) years from and after the Effective Time, the Acquired Corporations shall (and Parent shall cause the Acquired Corporations to) cause to be maintained in effect the current policies of directors’ and officers’ insurance maintained by or for the benefit of the Acquired Corporations or provide substitute policies for the Acquired Corporations and their current and former directors and officers who are currently covered by the directors’ and officers’ insurance coverage currently maintained by or for the benefit of the Acquired Corporations as of the date of this Agreement, in either case, of not less than the existing coverage and having other terms not less favorable in the aggregate to the insured Persons than the directors’ and officers’ insurance coverage currently maintained by or for the benefit of the Acquired Corporations with respect to claims arising from facts or events that occurred at or before the Effective Time (with insurance carriers having at least an “A” rating by A.M. Best), except that in no event shall Parent or the Surviving Corporation be required to pay with respect to such insurance policies more than 300% of the aggregate annual premium most recently paid by the Acquired Corporations prior to the date of this Agreement (the “Maximum Amount”), and if the Surviving Corporation is unable to obtain the insurance required by this Section 5.5(b) it shall obtain as much comparable insurance as possible for the years within such six (6)-year period for a premium equal to the Maximum Amount. In lieu of such insurance, prior to the Closing Date the Company may, at its option, purchase a “tail” directors’ and officers’ insurance policy for the Acquired Corporations and their current and former directors and officers who are currently covered by the directors’ and officers’ insurance coverage currently maintained by or for the benefit of the Acquired Corporations, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ insurance coverage currently maintained by or for the benefit of the Acquired Corporations with respect to claims arising from facts or events that occurred at or before the Effective Time; provided that in no event shall the cost of any such tail policy exceed the Maximum Amount, and if such cost would exceed the Maximum Amount, then the Company may obtain a tail policy with the greatest coverage available for a cost not exceeding the Maximum Amount. Parent and the Surviving Corporation shall maintain such policies in full force and effect for a period of six (6) years after the Effective Time, and continue to honor the obligations thereunder.

(c) In the event that any Acquired Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Acquired Corporation, as applicable, shall cause proper provision to be made so that the successors and assigns of such Acquired Corporation assume the obligations set forth in this Section 5.5.

(d) The provisions of this Section 5.5 (i) shall survive the Effective Time and (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Indemnified Persons), his or her heirs, successors, assigns and representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses, exculpation or contribution that any such Person may have by contract or otherwise. Unless required by applicable Legal Requirement, this Section 5.5 may not be amended, altered or repealed after the Effective Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Person.

5.6 Stockholder Litigation. The Company shall give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any litigation against the Company and/or its directors or officers relating to the Transactions (and shall give due consideration to Parent’s comments and other advice with respect to such litigation), and the right to consult on any settlement with respect to such litigation, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). The Company shall promptly notify Parent of any such litigation and shall keep Parent reasonably and promptly informed with respect to the status thereof.

5.7 Additional Agreements. Subject to the terms and conditions of this Agreement, including Section 5.2(a), Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Transactions. Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement, each Party to this Agreement shall use reasonable best efforts to (a) make all filings (if any) and give all notices (if any) required to be made and given by such Party pursuant to any Material Contract in connection with the Merger and the other Transactions, (b) seek each Consent (if any) required to be obtained pursuant to any Material Contract by such Party in connection with the Transactions to the extent requested in writing by Parent; provided that (i) without the prior written consent of Parent, the Company shall not, and shall cause each of the other Acquired Corporations not to, pay or commit to pay to such Person that is not a Governmental Body, whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person, and (ii) neither Parent nor any of its Affiliates shall be required to pay or commit to pay to any Person that is not a Governmental Body whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation to any such Person; and (c) seek to lift any restraint, injunction or other legal bar to the Merger brought by any third Person against such Party.

5.8 Disclosure. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent and thereafter Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or any of the other Transactions and shall not issue any such press release or public statement without the other Party’s consent (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Documents, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party); (b) subject to Section 5.1, a Party may, without the prior consent of the other Party but subject to giving advance notice to the other Party as is feasible and giving the other Party a right to review such press release or public statement, issue any such press release or make any such public announcement or statement as may be required by Legal Requirement; and (c) no Party needs to consult with any other Party in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 4.3(e) or with respect to any Acquisition Proposal, Superior Offer or Company Adverse Recommendation Change in each case, made in accordance with the terms of this Agreement (it being understood, for the avoidance of doubt, that nothing in this Section 5.8 shall limit the Company’s obligations under Section 4.3 and Section 5.1).

5.9 Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the Transactions or the transactions contemplated by the CVR Agreement, each of Parent and the Company and the members of their respective boards of directors shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.

5.10 CVR Agreement. At or prior to the Effective Time, Parent shall authorize and duly adopt, execute and deliver, and will ensure that a duly qualified Rights Agent executes and delivers, the CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are requested by such Rights Agent (provided that such revisions are not, individually or in the aggregate, detrimental or adverse, taken as a whole, to any holder of a CVR). Parent and the Company shall cooperate, including by making changes to the form of CVR Agreement, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws.

5.11 Section 16 Matters. The Company, and the Board of Directors, shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares, Company Options and Company RSUs in the Merger by applicable individuals in order to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.12 Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

SECTION 6

CONDITIONS PRECEDENT TO THE MERGER

6.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to effect the Merger are subject to the satisfaction (or waiver by the Company, Parent and Merger Sub, to the extent permitted by applicable Legal Requirements) on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Approvals Under Antitrust Laws. (i) Any waiting period (or any extension thereof) under the HSR Act applicable to the Merger and any commitment by the Parties not to consummate the Transactions before a certain date under a timing agreement shall have expired or been terminated, and (ii) any clearance or affirmative approval applicable to the Merger under the Antitrust Laws of the Governmental Bodies set forth on Section 6.1(b) of the Company Disclosure Schedule shall have been obtained and any mandatory waiting period related thereto shall have expired or been terminated.

(c) No Restraints. There shall not have been issued by any Governmental Body of competent jurisdiction in a jurisdiction where Parent or any of its Affiliates or any of the Acquired Corporations operate their respective businesses or own any material assets (a “Specified Governmental Body”) and remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger, nor shall any Legal Requirement have been promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any Specified Governmental Body which, directly or indirectly, prohibits or makes illegal the consummation of the Merger.

6.2 Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver by Parent, on its own behalf and on behalf of Merger Sub, to the extent permitted by applicable Legal Requirements) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in (A) the first sentence of Section 2.1(a) (Due Organization; Subsidiaries, Etc.), Section 2.2 (Certificate of Incorporation and Bylaws), clauses (b) and (h) of Section 2.3 (Capitalization, Etc.), Section 2.22 (Authority; Binding Nature of Agreement), Section 2.23 (Takeover Laws), Section 2.25 (Opinion of Financial Advisors) and Section 2.26 (Brokers and Other Advisors) shall be accurate in all material respects as of the date of this Agreement and at and as of Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), (B) clauses (a) and (d) of Section 2.3 (Capitalization, Etc.) shall be accurate in all respects except for any de minimis inaccuracies as of the date of this Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), and (C) Section 2.5(b) (No Material Adverse Effect) shall be accurate in all respects as of the date of this Agreement and at and as of the Closing Date as if made on and as of the Closing Date with respect to the earlier period set forth in Section 2.5(b); and (ii) the representations and warranties of the Company set forth in this Agreement, other than those referred to in clauses (i)(A) through (i)(C) above, shall be accurate (without taking into account any “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of this Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so accurate has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have complied with or performed in all material respects the covenants and agreements it is required to comply with or perform at or prior to the Closing Date.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(d) Delivery of Officer Certificates. Parent and Merger Sub shall have received a certificate, dated as of the Closing Date, executed on behalf of the Company by the Company’s Chief Executive Officer or Chief Financial Officer certifying to the effect that the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(c) have been satisfied.

6.3 Conditions to Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger are further subject to the satisfaction (or waiver by the Company, to the extent permitted by applicable Legal Requirements) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Section 3.1 (Due Organization), Section 3.2 (Merger Sub), Section 3.3 (Authority; Binding Nature of Agreement) and Section 3.10 (Brokers and Other Advisors) shall be accurate in all material respects (without taking into account any “Parent Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of this Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period); and (ii) the representations and warranties of Parent and Merger Sub set forth in this Agreement, other than those referred to in clause (i) above, shall be accurate (without taking into account any “Parent Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of this Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have complied with or performed in all material respects the covenants and agreements they are required to comply with or perform at or prior to the Closing Date.

(c) Delivery of Officer Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed on its behalf by its Chief Executive Officer or another senior executive officer, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d) CVR Agreement. The CVR Agreement shall be in full force and effect.

SECTION 7

TERMINATION

7.1 Termination. This Agreement may be terminated prior to the Effective Time:

(a) by mutual written consent of Parent and the Company at any time prior to the Closing;

(b) by either Parent or the Company, at any time prior to the Closing, if the Closing shall not have occurred on or prior to midnight Eastern Time, on October 8, 2024 (the “End Date”); provided, however, that in the case of this Section 7.1(b), (x)(i) if on the End Date all of the conditions set forth in Section 6, other than Sections 6.1(b) and 6.1(c) (solely in respect of the HSR Act and the Antitrust Laws of the Governmental Bodies set forth on Section 6.1(b) of the Company Disclosure Schedule), shall have been satisfied or waived by Parent or Merger Sub, to the extent waivable by Parent or Merger Sub (other than conditions that by their nature are to be satisfied at the Closing, each of which is then capable of being satisfied), then the End Date shall automatically be extended by a period of 90 days (and all references to the End Date herein shall be as so extended) and (ii) if on such date as extended by the immediately preceding clause (i), all of the conditions set forth in Section 6, other than Sections 6.1(b) and 6.1(c) (solely in respect of the HSR Act and the Antitrust Laws of the Governmental Bodies set forth on Section 6.1(b) of the Company Disclosure Schedule), shall have been satisfied or waived by Parent or Merger Sub, to the extent waivable by Parent or Merger Sub (other than conditions that by their nature are to be satisfied at the Closing, each of which is then capable of being satisfied), then the End Date shall be further automatically extended by a period of 90 days (and all references to the End Date herein shall be as so extended); and (y) the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party whose material breach of this Agreement has proximately caused or resulted in the Merger not being consummated by such date;

(c) by either Parent or the Company if a Specified Governmental Body of competent jurisdiction shall have issued an order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Merger or making the consummation of the Merger illegal, which order, decree, ruling or other action shall be final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any Party whose material breach of this Agreement has proximately caused or resulted in the issuance of such final and nonappealable order, decree, ruling or other action;

(d) by Parent at any time prior to the Cut-off Time, if: (i) the Board of Directors shall have failed to include the Company Board Recommendation in the Merger Proxy Statement when mailed, or shall have effected a Company Adverse Recommendation Change; (ii) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act, the Board of Directors fails to recommend, in a Solicitation/Recommendation Statement on

Schedule 14D-9, rejection of such tender offer or exchange offer or fails to publicly reaffirm the Company Board Recommendation within ten (10) business days of the commencement of such tender offer or exchange offer; or (iii) the Board of Directors fails to publicly reaffirm the Company Board Recommendation within three (3) business days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than three (3) occasions);

(e) by the Company at any time prior to the Cut-off Time, in order to accept a Superior Offer and substantially concurrently with such termination enter into a binding written definitive acquisition agreement providing for the consummation of a transaction which the Board of Directors shall have determined, in good faith, constitutes a Superior Offer in accordance with Section 5.1 (a “Specified Agreement”); provided that such termination shall be effective only if the Company shall have paid the Termination Fee immediately prior to or substantially concurrently with such termination;

(f) by either Parent or the Company if the Company Stockholder Approval shall not have been obtained at a duly convened Company Stockholder Meeting or any adjournment or postponement thereof at which the vote was taken in respect of this Agreement and the Merger;

(g) by Parent at any time prior to the Closing, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of the Company shall have occurred, in each case such that a condition set forth in Sections 6.2(a) or 6.2(b) would not be satisfied and cannot be cured by the Company by the End Date, or if capable of being cured in such time period, shall not have been cured within thirty (30) days of the date Parent gives the Company written notice of such breach or failure to perform; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(g) if either Parent or Merger Sub is then in breach of any representation, warranty, covenant or obligation hereunder which breach would permit the Company to terminate this Agreement pursuant to Section 7.1(h); or

(h) by the Company at any time prior to the Closing, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of Parent or Merger Sub shall have occurred, in each case, such that a condition set forth in Sections 6.3(a) or 6.3(b) would not be satisfied and cannot be cured by Parent or Merger Sub, as applicable, by the End Date, or, if capable of being cured in such time period, shall not have been cured within thirty (30) days of the date the Company gives Parent written notice of such breach or failure to perform; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(h) if the Company is then in breach of any representation, warranty, covenant or obligation hereunder which breach would permit Parent to terminate this Agreement pursuant to Section 7.1(g).

7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be of no further force or effect and there shall be no liability on the part of Parent, Merger

Sub or the Company or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates following any such termination; provided, however, that (a) the final sentence of Section 4.1, this Section 7.2, Section 7.3 and Section 8 (other than Section 8.5(b)) shall survive the termination of this Agreement and shall remain in full force and effect, (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms and (c) the termination of this Agreement shall not relieve any Party from any liability for fraud or Willful Breach of this Agreement prior to termination.

7.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

(b) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 7.1(e);

(ii) this Agreement is terminated by Parent pursuant to Section 7.1(d); or

(iii) (A) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to proviso (y) to Section 7.1(b)) or Section 7.1(f) or by Parent pursuant to Section 7.1(g), (B) any Person shall have publicly disclosed a bona fide Acquisition Proposal or an Acquisition Proposal has otherwise been communicated to the Board of Directors after the execution and delivery of this Agreement and prior to such termination and such Acquisition Proposal has not been unconditionally, and in the case of a publicly disclosed Acquisition Proposal, publicly withdrawn prior to such termination and (C) within twelve (12) months of such termination the Company shall have entered into a definitive agreement with respect to, or consummated, an Acquisition Proposal; provided that for purposes of this clause (C) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “100%”;

then, in any such event under clause (i), (ii) or (iii) of this Section 7.3(b), the Company shall pay to Parent or its designee the Termination Fee by wire transfer of same day funds (x) in the case of Section 7.3(b)(i), prior to or substantially concurrently with such termination (or if termination occurs on a day that is not a business day, the next business day), (y) in the case of Section 7.3(b)(ii), within three (3) business days after such termination or (z) in the case of Section 7.3(b)(iii), prior to or substantially concurrently with the earlier of entering into the definitive agreement with respect to, or consummating the Acquisition Proposal referred to in clause (C) of Section 7.3(b)(iii) (or if the entry into or the consummation, as applicable, occurs on a day that is not a business day, the next business day); it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. As used herein, “Termination Fee” shall mean a cash amount equal to $168,000,000. Payment of the

Termination Fee pursuant to this Section 7.3(b), together with any amounts that become due pursuant to Section 7.3(d), shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by any Parent Related Party or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and no Parent Related Party shall be entitled to bring or maintain any claim, action or proceeding against any Company Related Party arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination; provided, that the foregoing shall not relieve the Company from any liability for fraud or Willful Breach of this Agreement prior to such termination. In the event of any termination described in this Section 7.3(b), (i) payment from the Company to Parent of the Termination Fee pursuant to this Section 7.3(b) together with any amounts that become due pursuant to Section 7.3(d), shall be the sole and exclusive remedy of the Parent Related Parties against the Acquired Corporations and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and (ii) upon payment of such amount(s), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions; provided, that the foregoing shall not relieve the Company from any liability for fraud or Willful Breach of this Agreement prior to such termination; provided, further, that Parent may seek specific performance to cause the Company to consummate the Transactions in accordance with Section 8.5(b), but in no event shall Parent be entitled to both specific performance and the payment of the Termination Fee.

(c) In the event that (i) this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(c) as a result of a final and nonappealable order, decree, ruling or other action by a court of competent jurisdiction or any other Governmental Body of competent jurisdiction and solely to the extent arising under the HSR Act or other Antitrust Laws or (ii) (A) this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b), (B) any of the conditions set forth in Sections 6.1(b) or 6.1(c) (solely in respect of the HSR Act and other Antitrust Laws) have not been satisfied and (C) all of the conditions set forth in Section 6.1, other than any of the conditions set forth in Sections 6.1(b) or 6.1(c) (solely in respect of the HSR Act and other Antitrust Laws), and in Section 6.2 shall have been satisfied or waived by Parent or Merger Sub, to the extent waivable by Parent or Merger Sub (other than conditions that by their nature are to be satisfied at the Closing, each of which is then capable of being satisfied); then Parent will promptly pay or cause to be paid to the Company a reverse termination fee (the “Reverse Termination Fee”) of $240,000,000 in cash, but in no event later than three (3) business days after such termination in the event of a termination by the Company and concurrently with and as a condition to termination in the event of a termination by Parent. Parent will not be required to pay the Reverse Termination Fee pursuant to this Section 7.3(c) more than once. Payment of the Reverse Termination Fee pursuant to this Section 7.3(c), together with any amounts that become due pursuant to Section 7.3(d), shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by any Company Related Party or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and no Company Related Party shall be entitled to bring or maintain any claim, action or proceeding against any Parent Related Party arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination; provided, that the foregoing shall not relieve Parent or Merger Sub from any liability for fraud or Willful Breach of this Agreement prior to such termination. In the event of any termination described in this Section 7.3(c), (i) payment from Parent to the Company of the Reverse Termination Fee pursuant to this Section 7.3(c), together with any amounts that become due pursuant to Section 7.3(d), shall be the sole and exclusive remedy of the Company Related Parties against Parent, Merger Sub and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Parent Related Parties”) for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and (ii) upon payment of such amount(s), none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions; provided, that the foregoing shall not relieve Parent or Merger Sub from any liability for fraud or Willful Breach of this Agreement prior to such termination.

(d) The Parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the Transactions and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to Section 7.3(b), or Parent fails to timely pay any amount due pursuant to Section 7.3(c), and, in order to obtain the payment, the Party to whom payment is due commences a Legal Proceeding which results in a judgment against the other Party, the other Party shall pay the Party to whom payment is due its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

SECTION 8

MISCELLANEOUS PROVISIONS

8.1 Amendment. Prior to the Effective Time, this Agreement may be amended with the approval of the respective Boards of Directors of the Company, Parent and Merger Sub at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.2 Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may, to the extent permissible under applicable Legal Requirements, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other with any of the agreements or covenants contained herein; provided, however, that after receipt of the Company Stockholder Approval, no waiver shall be made which by applicable Legal Requirement requires further approval by the holders of Shares without obtaining such further approval. Any such extension or waiver shall be valid only if is expressly set forth in a written instrument duly executed and delivered on behalf of the Party or Parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement, the Company Disclosure Schedule or in any certificate or schedule or other document delivered by any Person pursuant to this Agreement shall survive the Effective Time.

8.4 Entire Agreement; Counterparts. This Agreement (including its Exhibits, Annexes and the Company Disclosure Schedule), the CVR Agreement (including any annexes, schedules and exhibits thereto) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties and their respective Affiliates, with respect to the subject matter hereof and thereof. This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

8.5 Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies.

(a) This Agreement, the Transactions and any matters or disputes relating thereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action or proceeding arising out of or relating to this Agreement or any of the Transactions: (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if (but only if) such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware and any appellate court therefrom (collectively, the “Delaware Courts”); and (ii) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 8.9. Each of the Parties irrevocably and unconditionally (1) agrees not to commence any such action or proceeding except in the Delaware Courts, (2) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Courts, (3) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in the Delaware Courts and (4) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Courts. The

Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.5(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other Parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.5(b) shall not be required to provide any bond or other security in connection with any such order or injunction.

(c) EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY (I) MAKES THIS WAIVER VOLUNTARILY AND (II) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8.5(c).

8.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned by a Party without the prior written consent of the other Parties, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect, except that Parent and Merger Sub may assign all or any of their rights and obligations under this Agreement to any controlled Affiliate of Parent; provided that no such assignment shall relieve the assigning party of its obligations under this Agreement.

8.7 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except for: (a) if the Effective Time occurs, (i) the right of the Company’s stockholders to receive the Merger Consideration, as applicable, pursuant to Section 1 following the Effective Time in accordance with the terms of this Agreement, and (ii) the right of the holders of Company Options and Company RSUs to receive the Merger Consideration pursuant to Section 1.8 following the Effective Time in accordance with the terms of this Agreement; (b) the provisions set forth in Section 5.5 of this Agreement; and (c) the limitations on liability of the Company Related Parties set forth in Section 7.3(b).

8.8 Transfer Taxes. Except as otherwise provided in Section 1.6(b), all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees with respect to the transfer of Shares pursuant to the Merger shall be borne by the Company and expressly shall not be a liability of holders of Shares.

8.9 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two (2) business days after being sent by registered mail or by courier or express delivery service, (c) if sent by email prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed, or (d) if sent by email after 6:00 p.m. recipient’s local time and receipt is confirmed, the business day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties):

if to Parent or Merger Sub (or following the Effective Time, the Surviving Corporation):

Bristol-Myers Squibb Company

Route 206 & Province Line Road

Princeton, New Jersey 08540

Attention: Executive Vice President, Strategy and Business Development

with a copy (which shall not constitute notice) to:

Bristol-Myers Squibb Company

Route 206 & Province Line Road

Princeton, New Jersey 08540

Attention: Senior Vice President and Associate General Counsel,

Transactions Law

Email: transactionslegal@bms.com

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Daniel Wolf, P.C.; Jonathan Davis, P.C., Emily Lichtenheld

Email: Daniel.Wolf@kirkland.com; Jonathan.Davis@kirkland.com;

Emily.Lichtenheld@kirkland.com

if to the Company (prior to the Effective Time):

Mirati Therapeutics, Inc.

3545 Cray Court

San Diego, California 92121

Attention: Chief Legal Officer

Email: info@mirati.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

500 Boylston Street

Boston, Massachusetts 02116

Attention: Graham Robinson; Laura Knoll

Email: graham.robinson@skadden.com; laura.knoll@skadden.com

8.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

8.11 Obligation of Parent. Parent shall ensure that Merger Sub (and, following the Effective Time, the Surviving Corporation) duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to Merger Sub or the Surviving Corporation, as applicable, under this Agreement, and Parent shall be jointly and severally liable with Merger Sub or the Surviving Corporation, as applicable, for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

8.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) All references to days or months shall be deemed references to calendar days or months unless otherwise specified herein.

(d) As used in this Agreement, the word “including” and words of similar import shall mean including without limiting the generality of any description preceding such term, unless otherwise specified.

(e) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” or “Annexes” are intended to refer to Sections of this Agreement and Exhibits or Annexes to this Agreement.

(f) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(g) The term “dollars” and character “$” shall mean United States dollars.

(h) The phrases “made available” and “delivered,” when used in reference to any documents or information made available to Parent, Merger Sub or any of their respective Representatives prior to the execution of this Agreement, shall be deemed to mean (i) uploaded to, and accessible to Parent, Merger Sub or any of their respective Representatives in, the online data rooms hosted on behalf of the Company at www.dfsvenue.com under the name “Project Vineyard” in complete and unredacted form at least 24 hours prior to the execution and delivery of this Agreement or (ii) provided via email by the Company or its Representatives to Parent, Merger Sub or their respective Representatives in complete and unredacted form at least 24 hours prior to the execution and delivery of this Agreement.

(i) Any reference to (i) any Governmental Body includes any successor to that Governmental Body; and (ii) any applicable Legal Requirement refers to such applicable Legal Requirement as amended, modified, supplemented, or replaced from time to time (and, in the case of statutes, include any rule and regulation promulgated under such statute) and references to any section of any applicable Legal Requirement includes any successor to such section (provided that, for purposes of any representation and warranty in this Agreement that is made as of a specific date, references to any Legal Requirement shall be deemed to refer to such Legal Requirement, as amended, and to any rule or regulation promulgated thereunder, in each case, as of such date).

(j) The phrases “ordinary course of business” and “ordinary course” shall mean “ordinary course of business consistent with past practice.”

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

MIRATI THERAPEUTICS, INC.

By:	/s/ Charles Baum
Name: Charles Baum, M.D., PhD.
Title: Founder, President and CEO

BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ Elizabeth A. Mily
Name: Elizabeth A. Mily
Title: Executive Vice President, Strategy and Business Development

VINEYARD MERGER SUB INC.

By:	/s/ Elizabeth A. Mily
Name: Elizabeth A. Mily
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

401(k) Plan. “401(k) Plan” is defined in Section 5.3(c) of the Agreement.

Acceptable Confidentiality Agreement. “Acceptable Confidentiality Agreement” is defined in Section 4.3(a) of the Agreement.

Acquired Corporations. “Acquired Corporations” is defined in Section 2.1(a) of the Agreement.

Acquisition Proposal. “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent and its Affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (A) acquisition or license of, partnership, collaboration or revenue-sharing arrangement with respect to, assets of the Acquired Corporations equal to 20% or more of the fair market value of the consolidated assets of the Acquired Corporations or to which 20% or more of the Acquired Corporations’ revenues or earnings on a consolidated basis are attributable, (B) issuance or acquisition of 20% or more of the outstanding Company Common Stock, (C) recapitalization, tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Company Common Stock or (D) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Company Common Stock or 20% or more of the aggregate voting power or equity interests of the Company, the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity, in each case other than the Transactions.

Affiliate. “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

Agreement. “Agreement” is defined in the preamble to the Agreement.

Anti-Corruption Laws. “Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, the Anti-Kickback Act of 1986, the UK Bribery Act of 2010, and the Anti-Bribery Laws of the People’s Republic of China or any applicable Legal Requirements of similar effect, and the related regulations and published interpretations thereunder.

Antitrust Laws. “Antitrust Laws” shall mean the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, all applicable foreign anti-trust laws, any laws relating to foreign direct investment, and all other applicable Legal Requirements issued by a Governmental Body that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition or intended to prohibit, restrict or regulate foreign direct investment or investment that could affect national security interests.

Applicable Company RSU. “Applicable Company RSU” is defined in Section 1.8(e) of the Agreement.

Board of Directors. “Board of Directors” is defined in the Introduction to the Agreement.

Book-Entry Shares. “Book-Entry Shares” shall mean non-certificated Shares represented by book-entry.

business day. “business day” shall mean a day except a Saturday, a Sunday or other day on which banks in the City of New York are authorized or required by Legal Requirements to be closed.

Certificated Shares. “Certificated Shares” is defined in Section 1.6(b) of the Agreement.

Certificates. “Certificates” is defined in Section 1.6(b) of the Agreement.

Change of Control Payment. “Change of Control Payment” is defined in Section 2.10(a)(vii) of the Agreement.

Closing. “Closing” is defined in Section 1.3(a) of the Agreement.

Closing Consideration. “Closing Consideration” is defined in the Introduction of the Agreement.

Closing Date. “Closing Date” is defined in Section 1.3(a) of the Agreement.

Code. “Code” shall mean the Internal Revenue Code of 1986.

Company. “Company” is defined in the preamble to the Agreement.

Company Adverse Recommendation Change. “Company Adverse Recommendation Change” is defined in Section 5.1(a) of the Agreement.

Company Associate. “Company Associate” shall mean each officer or other employee, or individual who is an independent contractor, consultant or director, of or to the Company or its Subsidiaries.

Company Board Recommendation. “Company Board Recommendation” is defined in the Introduction to the Agreement.

Company Common Stock. “Company Common Stock” shall mean the common stock, $0.001 par value per share, of the Company.

Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of the Agreement and that has been delivered by the Company to Parent concurrently with the execution of this Agreement.

Company Equity Plans. “Company Equity Plans” shall mean the Company’s 2022 Equity Incentive Plan, 2013 Equity Incentive Plan and Inducement Plan, each as amended (but shall not include the Company ESPP).

Company ESPP. “Company ESPP” shall mean the Company’s 2013 Employee Stock Purchase Plan.

Company IP. “Company IP” shall mean (a) all Intellectual Property Rights that are owned or purported to be owned by any of the Acquired Corporations (“Company Owned IP”) and (b) all third party Intellectual Property Rights exclusively licensed to any of the Acquired Corporations.

Company Options. “Company Options” shall mean all compensatory options to purchase Shares.

Company Owned IP. “Company Owned IP” is defined in the definition of Company IP.

Company Preferred Stock. “Company Preferred Stock” shall mean the preferred stock, $0.001 par value per share, of the Company.

Company Related Parties. “Company Related Parties” is defined in Section 7.3(b) of the Agreement.

Company Returns. “Company Returns” is defined in Section 2.16(a) of the Agreement.

Company RSUs. “Company RSUs” shall mean restricted stock units with respect to Shares, including performance vesting restricted stock units with respect to Shares.

Company SEC Documents. “Company SEC Documents” is defined in Section 2.4(a) of the Agreement.

Company Securities. “Company Securities” is defined in Section 2.3(h).

Company Stockholder Approval. “Company Stockholder Approval” is defined in Section 2.22 of the Agreement.

Company Stockholder Meeting. “Company Stockholder Meeting” is defined in Section 4.4(b) of the Agreement.

Company Systems. “Company Systems” shall mean the computer systems, servers, hardware, software, websites, networks, servers, workstations, and all other physical or virtual information technology equipment used by or on behalf of, or owned or controlled by, the Acquired Corporations.

Company Warrants. “Company Warrants” shall mean, collectively, all unexpired and unexercised issued and outstanding warrants to purchase shares of Company Common Stock issued by or on behalf of the Company.

Confidentiality Agreement. “Confidentiality Agreement” is defined in Section 4.1 of the Agreement.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization.

Continuation Period. “Continuation Period” is defined in Section 5.3 of the Agreement.

Continuing Employee. “Continuing Employee” is defined in Section 5.3 of the Agreement.

Contract. “Contract” shall mean any legally binding agreement.

Copyrights. “Copyrights” is defined in the definition of Intellectual Property Rights.

Cut-off Time. “Cut-off Time” is defined in Section 4.3(c) of the Agreement.

CVR. “CVR” is defined in the Introduction of the Agreement.

CVR Agreement. “CVR Agreement” is defined in the Introduction of the Agreement.

Data Security Requirements. “Data Security Requirements” shall mean, to the extent governing the privacy, data protection or security of any Personal Information, all applicable (i) Legal Requirements (including the Health Insurance Portability and Accountability Act of 1996 and the EU General Data Protection Regulation), (ii) external-facing policies (including privacy policies), programs and notices of the Acquired Corporations, and (iii) contractual requirements to which any Acquired Corporation is a party.

Delaware Courts. “Delaware Courts” is defined in Section 8.5(a) of the Agreement.

Determination Notice. “Determination Notice” is defined in Section 5.1(b)(i) of the Agreement.

DGCL. “DGCL” shall mean the Delaware General Corporation Law.

Dissenting Shares. “Dissenting Shares” is defined in Section 1.7 of the Agreement.

DOJ. “DOJ” shall mean the U.S. Department of Justice.

Effective Time. “Effective Time” is defined in Section 1.3(b) of the Agreement.

Eligible Option. “Eligible Option” is defined in Section 1.8(b) of the Agreement.

Employee Plan. “Employee Plan” shall mean any bonus, deferred compensation, incentive compensation, stock purchase, stock option, phantom equity, other equity or equity-based plan, severance, termination, retention, death and disability benefits, hospitalization, medical, welfare, life or other insurance, flexible benefits, supplemental unemployment benefits, profit-sharing, pension, retirement, employment, consulting, separation or similar agreement, and each other benefit or compensation plan, policy, program, agreement or arrangement, in each case (i) that is sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Affiliates, (ii) that provides benefits or compensation to any current or former employee or other individual service provider of the Company or any of its Subsidiaries, (iii) with respect to which the Company or any of its Subsidiaries has any current or contingent liability or obligation, including on account of an ERISA Affiliate, or (iv) to which the Company or any of its Subsidiaries is a party.

Encumbrance. “Encumbrance” shall mean any lien, pledge, charge, hypothecation, mortgage, security interest, encumbrance, right of first refusal, preemptive right or similar restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the use of, or receipt of any income derived from, any asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

End Date. “End Date” is defined in Section 7.1(b) of the Agreement.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health, worker health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974.

ERISA Affiliate. “ERISA Affiliate” is defined in Section 2.18(b) of the Agreement.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

Excluded Shares. “Excluded Shares” is defined in Section 1.5(a)(iii) of the Agreement.

Ex-Im Laws. “Ex-Im Laws” shall mean all U.S. and non-U.S. Legal Requirements relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Legal Requirements administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

FDA. “FDA” shall mean the United States Food and Drug Administration.

FDCA. “FDCA” shall mean the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.), and all binding rules, regulations and guidelines promulgated thereunder.

FTC. “FTC” shall mean the U.S. Federal Trade Commission.

GAAP. “GAAP” is defined in Section 2.4(b) of the Agreement.

Good Clinical Practices. “Good Clinical Practices” shall mean FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials contained in 21 C.F.R. Parts 50, 54, 56 and 312.

Governmental Authorization. “Governmental Authorization” shall mean any: permit, license, certificate, franchise, permission, clearance, consent, approval, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit or body and any court, arbitrator or other tribunal (public or private).

Governmental Health Program. “Governmental Health Program” shall mean any federal health program as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, Medicaid, TRICARE, CHAMPVA, and state healthcare programs (as defined therein), and any health insurance program for the benefit of federal employees, including those under chapter 89 of title 5, United States Code, and any other healthcare program administered by a Governmental Body.

Hazardous Materials. “Hazardous Materials” shall mean any waste, material, or substance that is listed, regulated or defined under any Environmental Law and includes any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, mold, radioactive material, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste.

Healthcare Laws. “Healthcare Laws” shall mean all healthcare Legal Requirements including, to the extent applicable to the business of the Acquired Corporations: (a) the FDCA and laws promulgated thereunder, including current Good Manufacturing Practice (cGMP) regulations as set out in 21 C.F.R. Parts 210 and 211 and 21 C.F.R. Parts 600-680; (b) the federal Medicare and Medicaid statutes (Title XVIII and Title XIX of the Social Security Act); (c) the

Physician Payments Sunshine Act; (d) the federal Anti-Kickback Statute (42 U.S.C.A § 1320a7b(b)), the Anti-Kickback Act of 1986 (41 U.S.C. § 51 et seq.), Stark Law (42 U.S.C.A § 1395nn), False Claims Act (31 U.S.C.A § 3729 et seq.), Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a), the False Claims Law (42 U.S.C. §1320a-7b(a)), the anti-inducement law (42 U.S.C. § 1320a-7a(a)(5)), the Exclusion law (42 U.S.C. § 1320a-7), the Deficit Reduction Act of 2005, the Patient Protection and Affordable Care Act of 2010 and all amendments thereto, the 21st Century Cures Act (Pub. L. 114-255); (e) state and federal pharmaceutical licensing, disclosure and reporting regulatory requirements, including any applicable state and federal controlled substance and drug diversion Legal Requirements, including the Federal Controlled Substances Act (21 U.S.C. § 801, et seq); (f) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information and Technology for Economic and Clinical Health Act; (g) regulations promulgated pursuant to any of the items referenced in sub-clauses (a) through (f), and any and all amendments or modifications made from time to time; and (h) any comparable foreign laws.

Healthcare Regulatory Authority. “Healthcare Regulatory Authority” is defined in Section 2.13(a) of the Agreement.

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Indebtedness. “Indebtedness” shall mean, without duplication, (i) any indebtedness for borrowed money (including the issuance of any debt security) to any Person, including that portion of obligations with respect to any capital leases that is classified as a liability on a balance sheet in conformity with GAAP, (ii) any obligations evidenced by notes, bonds, debentures or similar Contracts for indebtedness for borrowed money owing to any Person other than an Acquired Corporation, (iii) any reimbursement obligations in respect of letters of credit and bankers’ acceptances (other than obligations in respect of letters of credit and bankers’ acceptances used as security for leases), (iv) all indebtedness created with respect to, or arising under, any deferred purchase price of property or services, any conditional sale or other title retention agreement with respect to property acquired or (v) any guaranty of any such obligations described in clauses (i) through (iv) of any Person other than an Acquired Corporation (other than, in any case, accounts payable to trade creditors and accrued expenses, in each case, arising in the ordinary course of business consistent with past practice).

Indemnified Persons. “Indemnified Persons” is defined in Section 5.5(a) of the Agreement.

Intellectual Property Rights. “Intellectual Property Rights” shall mean all intellectual property and industrial property rights of every kind and description throughout the world, and without limiting the foregoing, all U.S. and foreign (i) patents, patent applications and all related provisionals, continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) trademarks, service marks, names, corporate names, trade names, Internet domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing and applications and registrations for the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter, and all registrations and applications for the foregoing (“Copyrights”), (iv) trade secrets and confidential ideas, know-how, inventions, proprietary processes, formulae, models, methodologies, and rights in data (including pharmacological, toxicological, non-clinical, pre-clinical and clinical data, analytical and quality control data, manufacturing data and descriptions, market data, financial data or descriptions), databases, data collections, data sets, curated data content, data layers, devices, assays, specifications and information with respect to physical, chemical and biological materials, compounds, compositions of matter, and compound libraries, whether or not patentable (“Trade Secrets”), and (v) all rights to prosecute and perfect the same and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.

Intervening Event. “Intervening Event” shall mean any event, development, occurrence, circumstance, change or effect (other than any event, development, occurrence, circumstance, change or effect resulting from or arising out of a breach of this Agreement by any Acquired Corporation) occurring after the date of this Agreement that has a material positive effect on the financial condition or results of operations of the Acquired Corporations (taken as a whole) and that: (a) was not known to the Board of Directors prior to the date of this Agreement (or, if known, the consequences of which were not reasonably foreseeable as of or prior to the date of this Agreement), and (b) does not relate to (A) any Acquisition Proposal, (B) any change in the price of the Company Common Stock in and of itself, or (C) the fact, in and of itself, that the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; provided, however, that the underlying reasons for such changes or events described in clauses (B) and (C) may be taken into account when determining whether an Intervening Event has occurred.

In the Money Option. “In the Money Option” is defined in Section 1.8(a) of the Agreement.

IRS. “IRS” shall mean the U.S. Internal Revenue Service.

knowledge. “knowledge” with respect to an Entity shall mean, with respect to any matter in question, the actual knowledge of any of such Entity’s executive officers (and where such Entity is the Company, the executive officers set forth on Section A of the Company Disclosure Schedule) after reasonable inquiry by such executive officer, including of their direct reports; provided that the foregoing shall not require any freedom to operate analysis with respect to validity or non-infringement of Intellectual Property Rights.

Labor Agreement. “Labor Agreement” is defined in Section 2.10(a)(xi) of the Agreement.

Last Trading Price. “Last Trading Price” shall mean the last trading price of a Share before the Effective Time as reported by the principal exchange on which the Shares are traded.

Leased Real Property. “Leased Real Property” is defined in Section 2.7(b) of the Agreement.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, claim, charge, audit, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative,

investigative or appellate proceeding), hearing, inquiry or investigation commenced, brought, conducted or heard (whether formally or informally, whether publicly or privately) by or before any Governmental Body or any arbitrator.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, resolution, ordinance, common law, act, order, injunction, award, writ, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of Nasdaq or another stock exchange).

Material Adverse Effect. “Material Adverse Effect” shall mean any event, development, occurrence, circumstance, change or effect which, individually or when taken together with all other events, developments, occurrences, circumstances, changes or effects, has had or would reasonably be expected to have, a material adverse effect on (a) the ability of the Company to consummate the Transactions on or before the End Date or (b) the business, assets, financial condition or results of operations of the Acquired Corporations, taken as a whole; provided, however, that none of the following shall be deemed to constitute or be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect for purposes of clause (b) above: (i) any change in the market price or trading volume of the Company’s stock or change in the Company’s credit ratings; provided that the underlying causes of any such change may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein; (ii) any event, development, occurrence, circumstance, change or effect resulting from the announcement, pendency or performance of the Transactions (other than for purposes of any representation or warranty contained in Section 2.23 and the condition set forth in Section 6.2(a)(ii) solely as such condition relates to Section 2.23); (iii) any event, development, occurrence, circumstance, change or effect generally affecting the industries in which the Acquired Corporations operate or in the economy generally or other general business, financial or market conditions; (iv) any event, development, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency or interest rates; (v) any event, development, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to any act of terrorism, war, national or international calamity, natural disaster, acts of god, epidemic, pandemic or any other similar event; (vi) the failure of the Company to meet internal or analysts’ expectations or projections; provided that the underlying causes of such failure may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein; (vii) any adverse effect arising from or otherwise relating to any action taken by an Acquired Corporation at the written direction of Parent or any action specifically required to be taken by an Acquired Corporation under this Agreement, or the failure of an Acquired Corporation to take any action that such Acquired Corporation is specifically prohibited by the terms of the Agreement from taking to the extent Parent fails to give its consent thereto after a written request therefor pursuant to Section 4.2; (viii) any event, development, occurrence, circumstance, change or effect resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective Affiliates; or (ix) any event, development, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to any change in, or any compliance with or action taken for the purpose of complying with any change in, any Legal Requirement or GAAP (or interpretations of any Legal Requirement or GAAP); provided that any event, development, occurrence, circumstance, change or effect referred to in the foregoing clauses (iii), (iv), (v) and (ix) may be taken into account in determining whether there is, or would be reasonably expected to be, a Material Adverse Effect to the extent such event, development, occurrence, circumstance, change or effect disproportionately affects the Acquired Corporations relative to other participants in the industries in which the Acquired Corporations operate.

Material Contract. “Material Contract” is defined in Section 2.10(a) of the Agreement.

Maximum Amount. “Maximum Amount” is defined in Section 5.5(b) of the Agreement.

Maximum Total Consideration. “Maximum Total Consideration” shall mean the sum of the Closing Consideration and the maximum amount payable in respect of one CVR.

Merger. “Merger” is defined in the Introduction to the Agreement.

Merger Consideration. “Merger Consideration” is defined in the Introduction to the Agreement.

Merger Proxy Statement. “Merger Proxy Statement” is defined in Section 2.4(g) of the Agreement.

Merger Sub. “Merger Sub” is defined in the Preamble to the Agreement.

Nasdaq. “Nasdaq” shall mean The Nasdaq Global Select Market.

Non-U.S. Plan. “Non-U.S. Plan” is defined in Section 2.18(f) of the Agreement.

OCR. “OCR” shall mean the U.S. Department of Health and Human Services Office for Civil Rights.

OFAC. “OFAC” shall mean the Office of Foreign Assets Control within the U.S. Department of the Treasury.

Parent. “Parent” is defined in the preamble to the Agreement.

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any effect, change, development, event or occurrence that would or would reasonably be expected to, individually or in the aggregate, materially impair, prevent or materially delay Parent’s or Merger Sub’s ability to consummate the Transactions in a timely manner on the terms set forth herein.

Parent Plans. “Parent Plans” is defined in Section 5.3(a) of the Agreement.

Parent Related Parties. “Parent Related Parties” is defined in Section 7.3(c) of the Agreement.

Parties. “Parties” shall mean Parent, Merger Sub and the Company.

Patents. “Patents” is defined in the definition of Intellectual Property Rights.

Paying Agent. “Paying Agent” is defined in Section 1.6(a) of the Agreement.

Payment Fund. “Payment Fund” is defined in Section 1.6(a) of the Agreement.

Per Share Exercise Price. “Per Share Exercise Price” is defined in Section 1.8(a) of the Agreement.

Permitted Encumbrance. “Permitted Encumbrance” shall mean (a) any Encumbrance for Taxes (i) that are not due and payable or (ii) the validity of which is being contested in good faith by appropriate proceedings, in each case, for which adequate reserves have been established in accordance with GAAP, (b) any Encumbrance representing the rights of customers, suppliers and subcontractors in the ordinary course of business consistent with past practice under the terms of any Contracts to which the relevant Party is a party or under general principles of commercial or government contract law (including mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business consistent with past practice), (c) any interest or title of a lessor under leases (other than capital leases) entered into by the Company or its Subsidiaries in the ordinary course of business, and any Encumbrance related thereto, (d) in the case of any Contract, Encumbrances that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract, (e) licenses of or other grants of rights to use or obligations with respect to Intellectual Property Rights entered into in the ordinary course of business, and (f) in the case of real property, Encumbrances that are easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business consistent with past practice and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over such real property or that are otherwise set forth on a title report.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Personal Information. “Personal Information” means data or other information that is defined as “personal information”, “personal data”, “personally identifiable information”, or “protected health information” or similar terms under any applicable Legal Requirements.

Pre-Closing Period. “Pre-Closing Period” is defined in Section 4.1 of the Agreement.

Processed. “Processed” means any operation or set of operations that is performed on data or Company Systems, including access, collection, use, processing, securing, storage, transfer, disclosure, destruction, modification, or disposal.

Recall. “Recall” is defined in Section 2.13(e) of the Agreement.

Reference Date. “Reference Date” is defined in Section 2.3(a) of the Agreement.

Registered Company IP. “Registered Company IP” is defined in Section 2.8(a) of the Agreement.

Regulatory Filings. “Regulatory Filings” is defined in Section 5.2(c) of the Agreement.

Regulatory Permit. “Regulatory Permit” shall mean any and all licenses, permits, certifications, authorizations, approvals, registrations and enrollments required for the operation of the business of the Acquired Corporations that are issued or enforced by a Governmental Body with jurisdiction over any Healthcare Laws, including investigational new drug applications, new drug applications, supplemental new drug applications, abbreviated new drug applications, biologic license applications, as defined in 21 C.F.R. § 601.2, establishment registrations, as defined in 21 C.F.R. § 207, and product listings, as defined in 21 C.F.R. § 207, all supplements or amendments thereto, and all comparable Governmental Authorizations.

Release. “Release” shall mean any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

Representatives. “Representatives” shall mean officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.

Reverse Termination Fee. “Reverse Termination Fee” is defined in Section 7.3(c) of the Agreement.

Rights Agent. “Rights Agent” is defined in the Introduction of the Agreement.

Sanctioned Country. “Sanctioned Country” shall mean any country or region that is (or the government of which is) or has been in the last five years the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Syria, Venezuela and the Crimea, the so-called “Donetsk People’s Republic,” and the so-called “Luhansk People’s Republic” regions of Ukraine).

Sanctioned Person. “Sanctioned Person” shall mean any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons, the UK Sanctions List, and the EU Consolidated List; (ii) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i); or (iii) any national of a Sanctioned Country.

Sanctions Laws. “Sanctions Laws” shall mean all U.S. and non-U.S. Legal Requirements relating to economic or trade sanctions, including the Legal Requirements administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union and any member state thereof, His Majesty’s Treasury of the UK, or other relevant sanctions authority.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” is defined in Section 2.4(a) of the Agreement.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

SEC Clearance Date. “SEC Clearance Date” is defined in Section 4.4(b) of the Agreement.

Securities Act. “Securities Act” shall mean the Securities Act of 1933.

Security Incident. “Security Incident” means any (i) breach of security, phishing incident, ransomware or malware attack affecting any Company Systems, or (ii) incident in which Personal Information was or is reasonably expected to have been Processed (including any exfiltration or disclosure) in an unauthorized or unlawful manner (whether any of the foregoing was possessed or controlled by the Acquired Corporations or by another Person on behalf of the Acquired Corporations).

Shares. “Shares” is defined in the Introduction to the Agreement.

Specified Agreement. “Specified Agreement” is defined in Section 7.1(e) of the Agreement.

Specified Arrangements. “Specified Arrangements” is defined in Section 5.3 of the Agreement.

Specified Governmental Body. “Specified Governmental Body” is defined in Section 6.1(c) of the Agreement.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

Superior Offer. “Superior Offer” shall mean a bona fide written Acquisition Proposal that the Board of Directors determines, in its good faith judgment, after consultation with the Company’s outside legal counsel and financial advisors, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of closing) of the proposal and the Person making the proposal and other aspects of the Acquisition Proposal that the Board of Directors deems relevant, and if consummated, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the Transactions (including after giving effect to proposals, if any, made by Parent pursuant to Section 5.1(b)(i)); provided that (x) for purposes of the definition of “Superior Offer,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “100%” and (y) the reference to “license”, “partnership”, “collaboration” and “revenue-sharing arrangement” in the definition of Acquisition Proposal shall be disregarded and deemed deleted.

Surviving Corporation. “Surviving Corporation” is defined in the Introduction to the Agreement.

Takeover Laws. “Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations (including, for the avoidance of doubt, Section 203 of the DGCL).

Tax. “Tax” shall mean any U.S. federal, state, local, or non-U.S. or other tax (including any net income tax, gross income tax, franchise tax, capital gains tax, gross receipts tax, gross profits tax, branch profits tax, value-added tax, surtax, estimated tax, employment tax, unemployment tax, national health insurance tax, excise tax, estimated tax, alternative or minimum tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, service tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, duty (including any customs duty) or other tax or charge of any kind whatsoever, imposed, assessed or collected by or under the authority of any Governmental Body, together with any interest, penalties, inflationary adjustments, additions to tax, fines or other additional amounts imposed thereon, with respect thereto, or related thereto.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, form, election, certificate or other document or information filed or required to be filed with any Governmental Body in connection with the determination, assessment, collection or payment of any Tax and any attachments thereto or amendments thereof.

Termination Fee. “Termination Fee” is defined in Section 7.3(b) of the Agreement.

Total Consideration. “Total Consideration” is defined in Section 1.8(b) of the Agreement.

Trademarks. “Trademarks” is defined in the definition of Intellectual Property Rights.

Trade Control Laws. “Trade Control Laws” is defined in Section 2.14(a) of the Agreement.

Trade Secrets. “Trade Secrets” is defined in the definition of Intellectual Property Rights.

Transactions. “Transactions” shall mean (a) the execution and delivery of the Agreement and (b) all of the transactions contemplated by the Agreement, including the Merger.

Voting Agreement. “Voting Agreement” is defined in the Introduction of the Agreement.

WARN Act. “WARN Act” shall mean the federal Worker Adjustment and Retraining Notification Act of 1988, or any similar Legal Requirements.

Willful Breach. “Willful Breach” shall mean a material breach of this Agreement prior to or in connection with the termination of this Agreement that is a consequence of an act, or failure to act, undertaken by the breaching Party with the knowledge that the taking of such act, or failure to act, would result in such breach.

Exhibit B

Final Form

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT1

This CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [●] (this “Agreement”), is entered into by and between Bristol-Myers Squibb Company, a Delaware corporation (“Parent”) and [●], a [●], as Rights Agent (as defined herein). Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Merger Agreement (as defined herein).

RECITALS

WHEREAS, Parent, Vineyard Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) and Mirati Therapeutics, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of October 8, 2023 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which, among other things, Merger Sub shall merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger, whereby (i) each issued and outstanding share of common stock of the Company, par value $0.001 per share (“Company Common Stock”) as of the Effective Time (other than Excluded Shares and Dissenting Shares) will be converted into the right to receive (A) $58.00 per share, in cash, without interest and (B) one (1) contingent value right (a “CVR”), which shall represent, subject to the terms set forth in this Agreement, the right to receive the Milestone Payment (as defined below) (clauses (A) and (B), collectively, the “Merger Consideration”), and (ii) the Company shall continue as a wholly-owned subsidiary of Parent; and

WHEREAS, as an integral part of the consideration of the Merger, pursuant to and subject to the terms and conditions of the Merger Agreement, holders of Company Common Stock (other than Excluded Shares and Dissenting Shares), including holders of Company Warrants, In the Money Options or Eligible Company RSUs will become entitled (any such holders, the “Initial Holders”) to receive up to one contingent cash payment per CVR, such payment being contingent upon, and subject to, the achievement of the Milestone (as defined below) prior to the earlier of the Milestone Expiration (as defined below) and the Termination (as defined below), subject to and in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the parties agree, for the equal and proportionate benefit of all Holders (as defined herein), as follows:

[1]	Note to Draft: Draft remains subject to the Rights Agent’s review.

ARTICLE I

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1 Definitions. As used in this Agreement, the following terms will have the following meanings:

“Acting Holders” means, at the time of determination, Holders of not less than fifty percent (50%) of outstanding CVRs as set forth in the CVR Register.

“Agreement” has the meaning set forth in the preamble hereto.

“Assignee” has the meaning set forth in Section 6.3.

“Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of Parent on a consolidated basis (other than to any Subsidiary (direct or indirect) of Parent), (b) a merger or consolidation involving Parent in which Parent is not the surviving entity, and (c) any other transaction involving Parent in which Parent is the surviving or continuing entity but in which the stockholders of Parent immediately prior to such transaction (as stockholders of Parent) own less than fifty percent (50%) of Parent’s voting power immediately after the transaction.

“Commercially Diligent Efforts” means, with respect to a particular task, a level of efforts that is consistent with the efforts and resources normally used by a biopharmaceutical company of comparable size and resources as Parent in the exercise of its commercially reasonable business practices relating to performance of a task for a similar compound or product (including the research and development of a compound or product), as applicable, at a similar stage in its research and development or commercial life as the CVR Product, and of similar scientific data/validation, and that has commercial and market potential similar to the CVR Product, taking into account issues of intellectual property coverage, safety, tolerability and efficacy, stage of development, product profile, the competitiveness of other products in development or the marketplace, supply chain management considerations, proprietary position, regulatory exclusivity, the regulatory structure involved, anticipated or approved labeling, present and future market and commercial potential, the likelihood of receipt of Regulatory Approval, any delays or pauses of programs relating to external factors (including, but not limited to, pandemic, natural disaster, government shutdown, war, terrorist attack and cyber-attack), profitability (including pricing and reimbursement status achieved or likely to be achieved), amounts payable to licensors of patents or other intellectual property rights, alternative products and programs, and legal issues.

“Company” has the meaning set forth in the Recitals hereto.

“Company Common Stock” has the meaning set forth in the Recitals hereto.

“Company Warrants” means, collectively, all issued and outstanding warrants to purchase shares of Company Common Stock issued by or on behalf of the Company that are unexpired and unexercised as of the Effective Time.

“CVRs” means the rights of Holders hereunder (granted to Initial Holders as part of the consideration of the Merger pursuant to the terms of the Merger Agreement) to receive contingent cash payments on the terms and subject to the conditions of this Agreement and the Merger Agreement.

“CVR Product” means MRTX1719.

“CVR Product Milestone” means all of the following: (a) the submission of the CVR Product NDA to the FDA and (b) the FDA’s confirmation of acceptance of the filing of the CVR Product NDA.

“CVR Product Milestone Achievement Outside Date” means [●]2.

“CVR Product NDA” means a New Drug Application for the approval of the CVR Product for the treatment of either locally advanced or metastatic non-small cell lung cancer that is indicated for use in patients who have received no more than two prior lines of systemic therapy (i.e., indicated for use in the first, second and/or third line settings).

“CVR Register” has the meaning set forth in Section 2.3(b).

“Delaware Courts” has the meaning set forth in Section 6.5(a).

“Depositary” means Computershare Trust Company, N.A.

“DTC” means The Depository Trust Company or any successor thereto.

“Eligible Company RSUs” means Company RSUs other than (a) 2024 Awards and/or (b) Company RSUs described in Section 1.8(d)(iii)-(iv) of the Company Disclosure Schedule.

“Equity Award CVR” means a CVR received by an Initial Holder in respect of an In the Money Option or Eligible Company RSU.

“FDA” means the United States Food and Drug Administration.

“Funds” has the meaning set forth in Section 2.6.

“Holder” means a Person in whose name a CVR is registered in the CVR Register as of the applicable date and time of determination.

“Initial Holder” has the meaning set forth in the Recitals hereto.

“Merger” has the meaning set forth in the Recitals hereto.

“Merger Agreement” has the meaning set forth in the Recitals hereto.

“Merger Consideration” has the meaning set forth in the Recitals hereto.

[2]	Note to Draft: To reflect the seventh anniversary of the closing date.

“Merger Sub” has the meaning set forth in the Recitals hereto.

“Milestone” means the CVR Product Milestone has occurred.

“Milestone Expiration” means if as of the end of the CVR Product Milestone Achievement Outside Date, the Milestone has not occurred, 12:01 a.m. New York City time on the calendar day following the CVR Product Milestone Achievement Outside Date.

“Milestone Notice” has the meaning set forth in Section 2.4(a).

“Milestone Payment” means twelve dollars ($12.00) per CVR, without interest.

“Milestone Payment Amount” means, for a given Holder, the product of (a) the Milestone Payment and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the Milestone Notice.

“Milestone Payment Date” has the meaning set forth in Section 2.4(a).

“New Drug Application” means a new drug application (including any supplemental new drug application) filed with the FDA pursuant to 21 U.S.C. § 355(b) and 21 C.F.R. Part 314 (for clarity, including accelerated approval under 21 C.F.R., Part 314 Subpart H) or a biologics license application (including any supplemental biologics license application) filed with the FDA pursuant to 42 U.S.C. § 262 and 21 C.F.R. Part 601 (for clarity, including accelerated approval under 21 C.F.R. Part 601 Subpart E).

“Officer’s Certificate” means a certificate signed by an authorized officer of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Parent” has the meaning set forth in the preamble hereto.

“Permitted CVR Transfer” means: a transfer of CVRs (a) by will or intestacy upon death of a Holder; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the settlor; (c) pursuant to a court order; (d) by operation of law (including by consolidation or merger of the Holder) or if effectuated without consideration in connection with the dissolution, liquidation or termination of any Holder that is a corporation, limited liability company, partnership or other entity; (e) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner, and if applicable, through an intermediary; (f) if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable (provided that such distribution does not subject the CVRs to a requirement of registration under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended); or (g) as provided in Section 2.7.

“Regulatory Approval” means the approval by the FDA of the CVR Product NDA that is necessary for the commercial marketing and sale of the CVR Product in the United States of America, regardless of any (a) limitations on patient population, (b) obligation to conduct any post-marketing study or (c) other than with respect to the Milestone, as set forth in the definition thereof, contraindications or limitations on use, or other conditions, restrictions or commitments placed on such approval.

“Rights Agent” means the Rights Agent named in the preamble of this Agreement, until a successor Rights Agent is appointed pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Termination” has the meaning set forth in Section 6.8.

Section 1.2 Rules of Construction. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders. Except as otherwise indicated, all references in this Agreement to “Sections” or “Exhibits” are intended to refer to Sections of this Agreement and Exhibits or Annexes to this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “dollars” or “$” shall refer to the lawful currency of the United States. As used in this Agreement, the word “including” and words of similar import shall mean including without limiting the generality of any description preceding such term, unless otherwise specified. The word “or” will not be exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Whenever used in this Agreement, any noun or pronoun will be deemed to include the plural as well as the singular and to cover all genders. Any reference to any Person shall be construed to include such Person’s successors and assigns. The words “ordinary course of business” and “ordinary course” shall mean the ordinary course of business consistent with past practice. All references to days or months shall be deemed references to calendar days or months unless otherwise specified herein. Any reference to (i) any Governmental Body includes any successor to that Governmental Body; and (ii) any applicable Legal Requirement refers to such applicable Legal Requirement as amended, modified, supplemented, or replaced from time to time (and, in the case of statutes, include any rule and regulation promulgated under such statute) and references to any section of any applicable Legal Requirement includes any successor to such section (provided that, for purposes of any representation and warranty in this Agreement that is made as of a specific date, references to any Legal Requirement shall be deemed to refer to such Legal Requirement, as amended, and to any rule or regulation promulgated thereunder, in each case, as of such date). The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement. The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1 CVRs. Each CVR represents the contractual right of a Holder (granted to each Initial Holder as part of the consideration of the Merger pursuant to the terms of the Merger Agreement) to receive the Milestone Payment pursuant to, and subject to the terms and conditions of, this Agreement.

Section 2.2 Nontransferable. The CVRs shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted CVR Transfer; the foregoing restrictions shall apply notwithstanding that certain of the CVRs will be held through DTC. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be void ab initio and of no effect. The CVRs will not be listed on any quotation system or traded on any securities exchange.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs will not be evidenced by a certificate or other instrument.

(A) The Rights Agent will create and maintain a register (the “CVR Register”) for the purpose of (i) identifying the Holders of CVRs and (ii) registering CVRs in book-entry position and Permitted CVR Transfers thereof. The CVR Register shall set forth (x) with respect to holders of Company Common Stock that hold such shares in book-entry form through DTC immediately prior to the Effective Time, one (1) position for Cede & Co. (as nominee of DTC) representing all such shares of Company Common Stock that were converted into the right to receive the Merger Consideration as a consequence of the Merger in accordance with the terms of the Merger Agreement, and (y) with respect to (A) holders of shares of Company Common Stock that hold such shares in certificated form immediately prior to the Effective Time that were converted into the right to receive the Merger Consideration as a consequence of the Merger in accordance with the terms of the Merger Agreement, upon delivery to the Depositary by each such holder of the applicable stock certificates, together with a validly executed letter of transmittal and such other customary documents as may be reasonably requested by the Depositary, in accordance with the Merger Agreement, (B) holders of shares of Company Common Stock who hold such shares in book-entry form through the Company’s transfer agent immediately prior to the Effective Time, and (C) holders of Company Warrants, In the Money Options and Eligible Company RSUs, in each case of clauses (A), (B) and (C), the applicable number of CVRs to which each such holder is entitled pursuant to the Merger Agreement or the Company Warrants (other than, in the case of the foregoing clauses (x), (y)(A) and (y)(B), those who have perfected their appraisal rights in accordance with Section 262 of the General Corporation Legal Requirement of the State of Delaware). The CVR Register will be updated as necessary by the Rights Agent to reflect the addition or removal of Holders (pursuant to any Permitted Transfers), upon the written receipt of such information by the Rights Agent.

(b) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer, in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative duly authorized in writing, or the Holder’s survivor (with written documentation evidencing such person’s status as the Holder’s survivor), and setting forth in reasonable detail the circumstances relating to the requested transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. As a condition of such transfer, Parent and the Rights Agent may require a transferring Holder or its transferee to pay to the applicable Governmental Body any transfer, stamp or other similar Tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of such applicable Taxes or charges unless and until the Rights Agent is reasonably satisfied that all such Taxes or charges have been paid or that such Taxes or charges are not applicable. All CVRs duly transferred in accordance with Section 2.2 that are registered in the CVR Register will be the valid obligations of Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register in accordance with this Agreement.

(c) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.

Section 2.4 Payment Procedures; Notices.

(a) If the Milestone is attained prior to the Milestone Expiration for such Milestone and before the Termination, then on or prior to the date that is fifteen (15) Business Days following the achievement of the Milestone (such date, the “Milestone Payment Date”), (i) Parent shall deliver to the Rights Agent (x) a written notice indicating that the Milestone has been achieved (the “Milestone Notice”) and an Officer’s Certificate certifying the date of such achievement and that the Holders are entitled to receive the Milestone Payment and (y) any letter of instruction reasonably requested by the Rights Agent and (ii) Parent shall deliver to the Rights Agent the payment required by Section 4.2. For the avoidance of doubt, the Milestone Payment shall only be due once, subject to the conditions set forth herein, if at all.

(b) The Rights Agent will promptly, and in any event within fifteen (15) Business Days after receipt of the Milestone Notice as well as any letter of instruction reasonably requested by the Rights Agent, send each Holder at its registered address a copy of the Milestone Notice and pay the Milestone Payment Amount to each Holder (other than a Holder of an Equity Award CVR) (i) by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the date of the Milestone Notice or (ii) with respect to any such Holder that is due an amount in excess of $100,000 in the aggregate who has provided the Rights Agent wiring instructions in writing as of the close of business on the date of the Milestone Notice, by wire transfer of immediately available funds to the account specified on such instruction. Parent, Surviving Corporation or their Affiliate will pay the Milestone Payment Amount to each Holder of an Equity Award CVR within fifteen (15) Business Days of the receipt of the Milestone Notice, subject to Section 2.4(c) of this Agreement.

(c) Parent and its Affiliates and the Rights Agent shall be entitled to deduct and withhold from any Milestone Payment Amount or any other amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld therefrom under applicable Legal Requirement. With respect to Initial Holders who received Equity Award CVRs, any such withholding may be made, or caused to be made, by Parent through the Surviving Corporation’s or its Affiliates’ payroll system or any successor payroll system. Prior to paying any Milestone Payment Amount to the Holders, the Rights Agent shall provide the opportunity for each Holder to provide IRS Forms W-9 or W-8, as applicable, or any other reasonably appropriate forms or information in order to avoid or reduce any applicable withholding amount. Unless otherwise directed by Parent, the Rights Agent shall promptly and timely remit, or cause to be remitted, any amounts withheld in respect of Taxes to the appropriate Governmental Body. To the extent any amounts are so deducted and withheld and remitted, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made. The parties intend that each Equity Award CVR is exempt from or in compliance with Section 409A of the Code, and this Agreement shall be interpreted and administered in accordance therewith. None of the parties to this Agreement nor any of their employees, directors or representatives shall have any liability to a Holder or transferee or other Person in respect of Section 409A of the Code.

(d) Any portion of the Milestone Payment Amount that remains undistributed six (6) months after the date of the delivery of the Milestone Notice will be delivered by the Rights Agent to Parent, upon demand, and any Holder will thereafter look only to Parent for payment of the Milestone Payment Amount, without interest, but such Holder will have no greater rights against Parent than those accorded to general unsecured creditors of Parent under applicable Legal Requirement.

(e) None of Parent, any of its Affiliates or the Rights Agent will be liable to any person in respect of any Milestone Payment Amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement. If, despite efforts by the Rights Agent to deliver the Milestone Payment Amount to the applicable Holder pursuant to the Rights Agent’s customary unclaimed funds procedures, such Milestone Payment Amount has not been paid prior to the two (2) year anniversary of the Milestone Payment Date (or immediately prior to such earlier date on which such Milestone Payment Amount would otherwise escheat to or become the property of any Governmental Body), such Milestone Payment Amount will, to the extent permitted by applicable Legal Requirement, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent, unless such loss has been determined by a court of competent jurisdiction to be a result of the Rights Agent’s willful or intentional misconduct, bad faith or gross negligence.

(f) The Rights Agent shall be responsible for information reporting required under applicable Legal Requirement with respect to the CVRs, including upon the Holders’ receipt of such CVRs on Internal Revenue Service Form 1099-B or other applicable form and reporting any Milestone Payments hereunder on Internal Revenue Service Form 1099-B or other applicable form to the extent required under applicable Legal Requirement. Parent shall use commercially reasonable efforts to cooperate with the Rights Agent to provide any information reasonably necessary for the Rights Agent to carry out its obligations in this Section 2.4(f).

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent or any of its Affiliates.

(a) The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b) The CVRs will not represent any equity or ownership interest in Parent, any constituent corporation party to the Merger Agreement or any of their respective Affiliates or Subsidiaries.

(c) Neither Parent nor its directors and officers will be deemed to have any fiduciary or similar duties to any Holder by virtue of this Agreement or the CVRs.

Section 2.6 Holding of Funds. All funds received by the Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of its services hereunder (the “Funds”) shall be held by the Rights Agent as agent for Parent and deposited in one or more segregated bank accounts to be maintained by the Rights Agent in its name as agent for Parent. Until paid pursuant to the terms of this Agreement, the Rights Agent will hold the Funds through such accounts in deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Rights Agent shall keep funds received by it under this Agreement separate on its books and records so that such deposits can be subsequently identified on an individual basis and any such funds shall not be invested by the Rights Agent and shall not be used for any purpose not expressly provided for this Agreement or the Merger Agreement. The Rights Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Rights Agent in accordance with this Section 2.6, including any losses resulting from a default by any bank or financial institution; provided, that in the event the Funds are diminished below the level required for the Rights Agent to make the Milestone Payment Amount (to the extent remaining due) to Holders that are not Holders of Equity Award CVRs, as required under this Agreement, including any such diminishment as a result of investment losses, Parent shall promptly pay additional cash to the Rights Agent in an amount equal to the deficiency in the amount required to make such payments.

Section 2.7 Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent without consideration therefor, which a Holder may effect via delivery of a written abandonment notice to Parent. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding or entitled to further Milestone Payments for purposes of this Agreement.

Section 2.8 Tax Treatment. The parties hereto agree to treat (a) the CVRs (other than the Equity Award CVRs) for all U.S. federal and applicable state and local Tax purposes as additional consideration for or in respect of the Company Common Stock pursuant to the Merger Agreement and (b) the Equity Award CVRs for all U.S. federal and applicable state and local Tax purposes as additional compensation for or in respect of In the Money Options or Eligible Company RSUs, as applicable, pursuant to the Merger Agreement, and none of the parties hereto will take any position to the contrary on any Tax Return, any other filing with a Governmental Body related to Taxes or for other Tax purposes except as otherwise required by applicable Legal Requirement. Parent and/or Rights Agent, as applicable, shall report imputed interest on the CVRs pursuant to Section 483 of the Code, except as required by applicable Legal Requirement.

ARTICLE III

THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful or intentional misconduct, bad faith or gross negligence.

Section 3.2 Certain Rights of the Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and will be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, gross negligence or willful or intentional misconduct on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e) the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g) the Rights Agent will have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent); nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h) Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with the Rights Agent’s duties under this Agreement, including the reasonable and documented out-of-pocket costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of the Rights Agent’s willful or intentional misconduct, bad faith or gross negligence;

(i) Parent agrees (i) to pay the reasonable and documented out-of-pocket fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof and (ii) to reimburse the Rights Agent for all Taxes and governmental charges (other than Taxes imposed on or measured by the Rights Agent’s income and franchise or similar Taxes imposed on it (in lieu of income Taxes)). The Rights Agent will also be entitled to reimbursement from Parent for all reasonable, documented and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder; notwithstanding the foregoing, Parent shall have no obligation to pay the fees of the Rights Agent or reimburse the Rights Agent for the fees of counsel, in each case in connection with any lawsuit initiated by the Rights Agent on behalf of itself or the Holders except in the case of any suit enforcing the provisions of Section 2.4(a) or Section 3.2(h); and

(j) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

Section 3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified but in no event will such resignation become effective until a successor Rights Agent has been appointed. Parent has the right to remove Rights Agent at any time by specifying a date when such removal will take effect but no such removal will become effective until a successor Rights Agent has been appointed. Notice of such removal will be given by Parent to Rights Agent, which notice will be sent at least sixty (60) days prior to the date so specified.

(b) If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, Parent will as soon as is reasonably possible, appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the Acting Holders, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent will cause the notice to be mailed at the expense of Parent; provided that failure to give any notice provided for in this Section 3.3(c), shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be, in each case, in accordance with this Section 3.3.

(d) The Rights Agent will cooperate with Parent and any successor Rights Agent as reasonably requested in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including transferring the CVR Register to the successor Rights Agent.

Section 3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) hereunder will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE IV

COVENANTS

Section 4.1 List of Holders. Parent will furnish or cause to be furnished to the Rights Agent in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company with respect to the shares of Company Common Stock, Company Warrants, Company Options or Eligible Company RSUs), the names and addresses of the Initial Holders of CVRs within thirty (30) Business Days after the Effective Time.

Section 4.2 Payment of Milestone Payment Amounts. If the Milestone has been achieved prior to the earlier of (x) the Milestone Expiration and (y) the Termination, Parent shall, in accordance with and subject to the achievement of the Milestone prior to the earlier of the Milestone Expiration or Termination, on or prior to the Milestone Payment Date, (i) deposit with the Rights Agent, for payment to the Holders who are not Holders of Equity Award CVRs, in accordance with Section 2.4, the aggregate amount necessary to pay the Milestone Payment Amount to each Holder who is not a Holder of an Equity Award CVR and (ii) deposit with Parent, Surviving Corporation, or their Affiliates, for payment to the Holders of Equity Award CVRs, in accordance with Section 2.4, the aggregate amount necessary to pay the Milestone Payment Amount to each Holder of an Equity Award CVR. For the avoidance of doubt, the Milestone Payment Amount shall only be paid, one time, if at all, subject to the achievement of the Milestone prior to the Milestone Expiration or Termination, and the maximum aggregate potential amount payable under this Agreement shall be $12.00 per CVR, without interest. If the Milestone has not been achieved prior to the Milestone Expiration, then Parent will not be required to make any payment to the Rights Agent or the Holders pursuant to this Agreement in respect of the Milestone.

Section 4.3 Additional Covenants.

(a) Parent shall, and shall cause its Subsidiaries, licensees and transferees to, use Commercially Diligent Efforts to achieve the Milestone as promptly as practicable following the Effective Time; provided that use of Commercially Diligent Efforts does not guarantee that Parent will achieve the Milestone by a specific date or at all.

(b) In the event that the Milestone has not yet been achieved and Parent desires to consummate a Change of Control prior to the Milestone Expiration, Parent or the Surviving Corporation, as applicable depending upon the structure of the Change of Control, will cause the Person acquiring Parent to assume Parent’s and the Surviving Corporation’s (as applicable depending upon the structure of the Change of Control) obligations, duties and covenants under this Agreement (including, for the avoidance of doubt, Section 6.11). No later than five (5) Business Days prior to the consummation of any Change of Control, Parent will deliver to the Rights Agent an Officer’s Certificate, stating that such Change of Control complies with this Section 4.3(b) and that all conditions precedent herein relating to such transaction have been complied with.

ARTICLE V

AMENDMENTS

Section 5.1 Amendments without Consent of Holders.

(a) Without the consent of any Holders or the Rights Agent, Parent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in Section 6.3;

(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and to ensure that the CVRs are not subject to any similar registration or prospectus requirement under applicable securities laws outside of the United States; provided that, in each case, such provisions do not change the Milestone, the Milestone Expiration or the amount of the Milestone Payment;

(v) to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in accordance with Section 3.3 and Section 3.4; or

(vi) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(b) Without the consent of any Holders, Parent and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, to reduce the number of CVRs in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 6.4.

(c) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth the terms of such amendment.

Section 5.2 Amendments with Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3 Execution of Amendments. In executing any amendment permitted by this Article V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent (which may include internal counsel) stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4 Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

ARTICLE VI

OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.1 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two (2) business days after being sent by registered mail or by courier or express delivery service, (c) if sent by email prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed, or (d) if sent by email after 6:00 p.m. recipient’s local time and receipt is confirmed, the business day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties):

If to the Rights Agent, to it at:

[●]

With a copy (which shall not constitute notice) to:

[●]

Attention: [●]

Telephone:  [●]

Email:   [●]

If to Parent, to it at:

Bristol-Myers Squibb Company

Route 206 & Province Line Road

Princeton, New Jersey 08540

Attention:   Executive Vice President, Strategy and Business Development

With a copy (which shall not constitute notice) to:

Bristol-Myers Squibb Company

Route 206 & Province Line Road

Princeton, New Jersey 08540

Attention:   Senior Vice President and Associate General Counsel, Transactions Law

Email:    transactionslegal@bms.com

and

Kirkland & Ellis LLP

601 Lexington Avenue New York, New York 10022

Attention:   Daniel Wolf, P.C.; Jonathan Davis, P.C., Emily Lichtenheld

Email:    Daniel.Wolf@kirkland.com;

      Jonathan.Davis@kirkland.com

      Emily.Lichtenheld@kirkland.com

Any party may specify a different address by giving notice in accordance with this Section 6.1.

Section 6.2 Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

Section 6.3 Successors and Assigns. Parent may assign any or all of its rights, interests and obligations hereunder in its sole discretion and without the consent of any other party, (a) to any controlled Affiliate of Parent, but only for so long as it remains a controlled Affiliate of Parent,

(b) to any purchaser, transferee, licensee, or sublicensee that is a company in the pharmaceutical industry of substantially all of the Company IP and other rights (including, without limitation, all data, marketing authorizations and applications for marketing authorization), assets, rights, powers, privileges and Contracts, in each case, (x) held, owned or entered into by Parent or its Subsidiaries immediately after the Effective Time and (y) necessary for the production, development or sale of the CVR Product; (c) in compliance with Section 4.3(b); or (d) otherwise with the prior written consent of the Acting Holders, any other Person (any permitted assignee under clause (a), (b), (c) or (d), an “Assignee”), in each case provided that the Assignee agrees to assume and be bound by all of the terms of this Agreement. Any Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent, as applicable, pursuant to the prior sentence. In connection with any assignment to an Assignee described in clauses (a) or (b) above in this Section 6.3, Parent (and the other assignor) shall agree to remain liable for the performance by each Assignee (and such other assignor, if applicable) of all obligations of Parent hereunder with such Assignee substituted for Parent under this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by each of Parent’s successors and each Assignee. Subject to compliance with the requirements set forth in this Section 6.3 relating to assignments and Section 4.3(b), this Agreement shall not restrict Parent’s, any Assignee’s or any of their respective successors’ ability to merge or consolidate with, or sell, issue, license or dispose of its stock or other equity interests or assets to, any other Person, or spin-off or split-off. Each of Parent’s successors and Assignees shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent, the due and punctual payment of the CVRs and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Parent. The Rights Agent may not assign this Agreement without Parent’s written consent. Any attempted assignment of this Agreement or any such rights in violation of this Section 6.3 shall be void and of no effect.

Section 6.4 Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, Parent, Parent’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted CVR Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders and their successors and assigns pursuant to Permitted CVR Transfers are limited to those expressly provided in this Agreement. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted CVR Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable. Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights (provided that the foregoing shall not limit the ability of an individual Holder to seek a payment due from the applicable party pursuant to Section 4.2 solely to the extent such payment amount has been finally determined in accordance with this Agreement and has not been paid within the period contemplated by this Agreement). Reasonable expenditures incurred by such Holders in connection with any enforcement action hereunder may be deducted from any damages or settlement obtained prior to the distribution of any remainder to Holders generally. Holders acting pursuant to this provision on behalf of all Holders shall have no liability to the other Holders for such actions.

Section 6.5 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and any matters or disputes relating thereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action or proceeding arising out of or relating to this Agreement: (i) each of the Rights Agent, Parent, Parent’s successors and Assignees, the Holders and the Holders’ successors and assigns Parent, irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if (but only if) such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware and any appellate court therefrom (collectively, the “Delaware Courts”); and (ii) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 6.1. Each of the Parties irrevocably and unconditionally (1) agrees not to commence any such action or proceeding except in the Delaware Courts, (2) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Courts, (3) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in the Delaware Courts and (4) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Courts. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY (I) MAKES THIS WAIVER VOLUNTARILY AND (II) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 6.5(b).

Section 6.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 6.7 Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 6.8 Termination. This Agreement will be terminated and of no force or effect, the parties hereto will have no liability or obligations hereunder (other than with respect to monies due and owing by Parent to the Rights Agent in respect of the Rights Agents’ services hereunder and any services to be performed by the Rights Agent under Section 2.4(f) hereof), and no payments will be required to be made, upon the earliest to occur of (such time, the “Termination”) (a) the failure to achieve the Milestone before the Milestone Expiration, (b) the mailing by the Rights Agent to the address of each Holder as reflected in the CVR Register the last of the Milestone Payment Amounts (if any) required to be paid under the terms of this Agreement, and (c) the delivery of a written notice of termination duly executed by Parent and the Acting Holders. For the avoidance of doubt, the right of any Holder to receive the Milestone Payment with respect to the Milestone, and any covenants and obligations of Parent (other than pursuant to Section 2.4(d)), shall be irrevocably terminated and extinguished if the Milestone is not achieved before the Milestone Expiration or the Termination, whichever is earlier. Notwithstanding the foregoing, no termination shall affect any rights or obligations accrued prior to the effective date of such termination or Sections 6.4, 6.5, 6.6, 6.7, 6.9, 6.12 or this Section 6.8, which shall survive the termination of this Agreement, or the resignation, replacement or removal of the Rights Agent.

Section 6.9 Entire Agreement. This Agreement and the Merger Agreement (including the schedules, annexes and exhibits thereto and the documents and instruments referred to therein) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties and their respective Affiliates, with respect to the subject matter hereof and thereof.

Section 6.10 Legal Holiday. In the event that the Milestone Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such Milestone Payment Date.

Section 6.11 Obligation of Parent. Parent shall ensure that the Surviving Corporation duly performs, satisfies and discharges each of the covenants, obligations and liabilities applicable to the Surviving Corporation under this Agreement, and Parent shall be jointly and severally liable with the Surviving Corporation for the performance and satisfaction of each of said covenants, obligations and liabilities.

Section 6.12 Confidentiality. The Rights Agent and Parent agree that all books, records, information and data pertaining to the business of the other party, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by a valid order of a Governmental Body of competent jurisdiction or is otherwise required by law or regulation.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

BRISTOL-MYERS SQUIBB COMPANY

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title:

ANNEX I

FORM OF CERTIFICATE OF INCORPORATION OF

THE SURVIVING CORPORATION

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MIRATI THERAPEUTICS, INC.

ARTICLE ONE

The name of the corporation is Mirati Therapeutics, Inc. (hereinafter called the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE FOUR

The total number of shares which the Corporation shall have the authority to issue is One Thousand (1,000) shares, all of which shall be shares of Common Stock, with a par value of $0.01 per share.

ARTICLE FIVE

The directors shall have the power to adopt, amend or repeal By-Laws, except as may be otherwise be provided in the By-Laws.

ARTICLE SIX

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

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ARTICLE SEVEN

Subject to the provisions of the General Corporation Law of the State of Delaware, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, subsequent to the adoption of this ARTICLE SEVEN, except to the extent that such liability arises (i) from a breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) as a result of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law relating to the unlawful payment of dividends or unlawful stock purchase or redemption or (iv) any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this ARTICLE SEVEN, nor the adoption of any provision of the Certificate of Incorporation, the Bylaws or of any statute inconsistent with this ARTICLE SEVEN, shall eliminate or reduce the effect of this ARTICLE SEVEN, in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advance expense to) directors and officers of the Corporation through Bylaws provisions, agreements with such persons, a vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this ARTICLE SEVEN to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

Any repeal or modification of this ARTICLE SEVEN shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this ARTICLE SEVEN in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

ARTICLE EIGHT

The Corporation reserves the right to amend or repeal any provisions contained in this Second Amended and Restated Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.

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